   As filed with the Securities and Exchange Commission on November 29, 1996

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          HOLLINGER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)
                                   95-3518892
                    (I.R.S. employer identification number)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                    HOLLINGER INTERNATIONAL PUBLISHING INC.
             (Exact name of registrant as specified in its charter)
                                   51-0370603
                    (I.R.S. employer identification number)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)

                            ------------------------

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-2999
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            KENNETH L. SEROTA, ESQ.
                 VICE PRESIDENT--LAW AND FINANCE AND SECRETARY
                          HOLLINGER INTERNATIONAL INC.
                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-2999
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    Copy to:

                               MICHAEL C. MCLEAN
                           KIRKPATRICK & LOCKHART LLP
                              1500 OLIVER BUILDING
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                                 (412) 355-6458
                            ------------------------

    Approximate date of commencement of proposed sale to public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS OF SECURITIES             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
               TO BE REGISTERED                    REGISTERED(1)        PER UNIT(2)(3)       PRICE(1)(2)(3)           FEE(4)
----------------------------------------------------------------------------------------------------------------------------------
Debt Securities(5)............................
----------------------------------------------------------------------------------------------------------------------------------
Convertible Securities(5).....................
----------------------------------------------------------------------------------------------------------------------------------
Guarantee(6)..................................
----------------------------------------------------------------------------------------------------------------------------------
  Total.......................................      $500,000,000             100%             $500,000,000           $151,516
==================================================================================================================================

(1) The aggregate initial offering price of the above-referenced securities (collectively, the "Securities") registered hereby will not exceed $500,000,000. Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount and the issue price of any Convertible Securities.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(3) No separate consideration will be received for any Debt Securities or other securities of Hollinger International Inc. or its affiliates that may be issuable upon conversion of or in exchange for convertible or exchangeable Debt Securities or Convertible Securities (including any securities issuable upon stock splits or similar transactions pursuant to Rule 416).

(4) Calculated pursuant to Rule 457, based upon a bona fide estimate as of the date hereof of the maximum offering price.

(5) Includes such indeterminate amount of Debt Securities of the Company, such indeterminate amount of Convertible Securities and such indeterminate principal amount of Debt Securities, or number of shares of other securities of the Company or its affiliates, as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable Debt Securities or Convertible Securities of the Company (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416).

(6) The Debt Securities and Convertible Securities will be unconditionally guaranteed by Hollinger International Inc. on a senior subordinated basis.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1996

PROSPECTUS

                    HOLLINGER INTERNATIONAL PUBLISHING INC.

                                   SECURITIES
                         UNCONDITIONALLY GUARANTEED BY
                                      LOGO

                            ------------------------

     This Prospectus relates to the offering of securities described herein of Hollinger International Publishing Inc. ("Publishing"), a wholly owned subsidiary of Hollinger International Inc. (the "Company"). Publishing may offer from time to time (i) debt securities ("Debt Securities"), which may be any of senior debt securities ("Senior Debt Securities"), senior subordinated debt securities ("Senior Subordinated Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), in each case consisting of debentures, notes and/or other secured or unsecured evidences of indebtedness, and (ii) convertible securities ("Convertible Securities"), which are exchangeable or convertible into shares of or other securities of the Company or its affiliates. The Debt Securities and the Convertible Securities are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $500.0 million. The Securities will be unconditionally guaranteed by the Company. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

     The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (including any related term sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered hereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

     FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Securities may be sold directly, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the issuer or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the issuer from such sale also will be set forth in a Prospectus Supplement.

                            ------------------------

          The date of this Prospectus is                     ,      .

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     As used in this Prospectus, unless the context otherwise requires, (i) the "Company" refers to Hollinger International Inc. and its consolidated subsidiaries and affiliated companies; (ii) "Publishing Holdings" refers to Hollinger International Publishing Holdings Inc.; (iii) "Publishing" refers to Hollinger International Publishing Inc. and its consolidated subsidiaries and affiliated companies; (iv) "Chicago Sun-Times" refers to The Sun-Times Company and its consolidated subsidiaries; (v) "Jerusalem Post" refers to the subsidiaries of the Company which publish The Jerusalem Post; (vi) "The Telegraph" refers to Telegraph Group Limited (formerly The Telegraph plc) and its consolidated subsidiaries and affiliated companies; (vii) "DTH" refers to DT Holdings Limited; (viii) "FDTH" refers to First DT Holdings Limited; (ix) "HTH" refers to Hollinger-Telegraph Holdings Inc.; (x) "Hollinger Inc." refers to Hollinger Inc. and its consolidated subsidiaries; (xi) "Southam" refers to Southam Inc. and its consolidated subsidiaries; and (xii) "Fairfax" refers to John Fairfax Holdings Limited and its consolidated subsidiaries.

     Unless otherwise indicated, all circulation information contained in this Prospectus represents approximate current or average daily or non-daily circulation, as the case may be, derived from the following sources: (a) for the Company's United States community newspapers, Chicago-area suburban newspapers and Jerusalem Post, from the Company's unaudited internal records for the month of September 1996; (b) for the Chicago Sun-Times, the Daily Southtown and the Tribune-Democrat in Johnstown, Pennsylvania, from unaudited circulation statements furnished to the Audit Bureau of Circulations ("ABC") in the United States for the six month period April to September 1996; (c) for The Daily Telegraph and The Sunday Telegraph, from audited circulation reports furnished to ABC in the United Kingdom for the six month period April to September 1996;
(d) for Fairfax, from audited circulation reports furnished to ABC in Australia for the six month period January to June 1996; and (e) for Southam, from unaudited internal records.
                            ------------------------

                                  THE COMPANY

OVERVIEW

     The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Australia, Canada and Israel. Included among the 145 paid daily newspapers which the Company owns or has an interest in are the Chicago Sun-Times and The Daily Telegraph. These 145 newspapers have a world-wide daily combined circulation of approximately 4,530,000 (including 2,230,000 attributable to the publications in which the Company has a minority equity interest). In addition, the Company owns or has an interest in 405 non-daily newspapers as well as magazines and other publications. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. Since the Company's formation in 1986, the existing senior management team has acquired over 404 newspapers and related publications (net of dispositions) in the United States, The Telegraph in the United Kingdom and Jerusalem Post in Israel, and has made significant investments in newspapers in Australia and Canada.

     Publishing is a wholly owned subsidiary of the Company which holds all shares in the Company's operating subsidiaries. Publishing will be the issuer of the Securities. Payment of the principal of, premium, if any, and interest on the Securities will be guaranteed by the Company pursuant to its guarantee.

     The operations of the Company consist of its United States Newspaper Group and its International Newspaper Group, which accounted for 58.0% and 42.0%, respectively, of the Company's total operating revenues of $965.0 million for the year ended December 31, 1995. The Company also owns equity investments in newspaper publishing companies in Canada and Australia which contributed approximately $16.5 million to the Company's earnings before taxes in 1995.

     UNITED STATES NEWSPAPER GROUP. The Company is the largest newspaper publishing group in the United States, as measured by paid daily newspapers owned and operated, and one of the twelve largest in terms of daily circulation. The Company's United States operations consist of its Chicago Group, led by the Chicago Sun-Times, the eighth largest circulation metropolitan daily newspaper in the United States, and its Community Newspaper Group, consisting of 329 newspapers and related publications. As of October 1, 1996, the Company published a total of 404 newspapers and related publications in the United States consisting of 104 daily newspapers with a total paid circulation of approximately 1,200,000, 142 paid non-daily newspapers with a combined paid circulation of approximately 1,223,000, and 158 free circulation publications with a combined circulation of approximately 2,236,000, and a total combined circulation of approximately 4,658,000. The Community Newspaper Group also includes, for accounting and management purposes, the Company's wholly-owned subsidiary which publishes The Jerusalem Post, Israel's only English-language daily newspaper, with a paid daily circulation of approximately 18,000. The related weekend edition of The Jerusalem Post and English and French-language international weekly editions have paid circulations of approximately 37,200, 47,000 and 4,300, respectively.

     INTERNATIONAL NEWSPAPER GROUP. The Company's International Newspaper Group consists of its wholly owned subsidiary, The Telegraph, and minority equity investments in Southam, a publicly traded Canadian newspaper publisher, and Fairfax, a publicly traded Australian newspaper and magazine publisher.

     THE TELEGRAPH. The Telegraph publishes The Daily Telegraph, the leading quality (or broadsheet) newspaper in the United Kingdom. The Telegraph also publishes The Sunday Telegraph, The Weekly Telegraph, the Electronic Telegraph and The Spectator magazine. The Daily Telegraph is the largest circulation quality daily newspaper in the United Kingdom with an average daily circulation of approximately 1,057,000 representing a 38.4% share of the quality daily newspaper market. The Daily Telegraph's Saturday edition has the highest average daily circulation (approximately 1,212,000) among quality daily newspapers in the United Kingdom. The Sunday Telegraph is the second largest circulation quality Sunday newspaper in the United Kingdom with an average Sunday circulation of approximately 697,000.

     SOUTHAM. Southam is a publicly held Canadian corporation with continuing operations in two principal business segments: newspaper publishing and business communications (which contributed 83% and 17% of Southam's consolidated revenue, respectively, of Cdn. $1,022.3 million ($744.6 million) in 1995). Southam is Canada's largest publisher of daily newspapers with 30 daily newspapers and 59 non-daily newspapers with a total daily circulation of approximately 1,572,000. Southam's principal publications include The Gazette (Montreal), The Ottawa Citizen, the Calgary Herald, The Vancouver Sun, The Province (Vancouver) and The Edmonton Journal. In addition, the Southam Magazine and Information Group publishes Canadian and United States business magazines and tabloids for the automotive, trucking, construction, national resources, manufacturing and other industries. Recently, Southam has sold or announced the sale of various non-newspaper assets and has announced that it intends to sell the balance of its business communications division.

     The Company, through The Telegraph and FDTH, has an approximate 19.5% interest in Southam and Hollinger Eastern Publishing Inc. ("Hollinger Eastern"), a Canadian holding corporation owned jointly by the Company and Hollinger Inc., the parent corporation of the Company, currently owns an approximate 21.5% interest in Southam, providing Hollinger Inc. and the Company with a combined approximate 41% interest in Southam. The Company holds all outstanding non-voting common shares, one-half of the outstanding voting preference shares and Cdn.$30 million in non-voting preference shaes of Hollinger Eastern, and Hollinger Inc. holds the remaining one-half of the voting preference shares of Hollinger Eastern. On October 24, 1996 the Company and Hollinger Inc. announced a cash offer by a wholly owned Canadian subsidiary of FDTH to acquire an additional 9.2% interest in Southam. On November 28, 1996, the Company and Hollinger Inc. announced that the wholly owned subsidiary of FDTH would acquire 8,000,000 common shares at a price of Cdn.$20.00 per share on December 11, 1996, which would increase the combined holdings of Hollinger Inc. and the Company to over 50% of Southam's outstanding common shares. Hollinger Inc. and the Company have combined their interests in Southam in a manner that the Company believes maintains Southam's tax status as a publisher of Canadian newspapers and periodicals. The Company expects that, after completing the acquisition of a majority interest in Southam, it will consolidate the financial results of Southam with the Company.

     FAIRFAX. Fairfax is one of Australia's largest newspaper publishing companies with nine daily newspapers (with a total paid circulation of approximately 689,000), 39 non-daily newspapers and 29 magazines. Fiscal 1995 revenues were A$944.5 million ($698.0 million). Fairfax's principal publications are the leading quality newspapers in Australia's two largest cities, The Sydney Morning Herald (circulation approximately 263,000) and The Age (Melbourne--circulation approximately 232,000), and Australia's only business newspaper, The Australian Financial Review (national--circulation approximately 84,000). The Telegraph currently has an approximate 24.7% equity interest in Fairfax and is the largest shareholder of Fairfax.

     GENERAL. The Company was incorporated in the State of Delaware on December 28, 1990. Publishing was incorporated in the State of Delaware on December 12, 1995. The Company's and Publishing's executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-2299.

FINANCING PLANS

     The Company, through International and its subsidiaries, including Publishing and FDTH, has incurred substantial indebtedness principally to fund its newspaper acquisitions and capital expenditures. As of September 30, 1996, the Company had outstanding approximately $1.0 billion of total consolidated debt, of which approximately $587.3 million was short-term debt, principally consisting of (i) $155.9 million outstanding under the credit agreement dated as of November 15, 1996 (the "Southam Facility") among International, Hollinger Inc. and its Canadian subsidiaries, and two Canadian chartered banks, the proceeds of which were used to finance the acquisition in May 1996 of an approximate 21.5% interest in Southam, with a maturity date of February 28, 1997, subject to earlier prepayment in specified circumstances, (ii) $130.0 million outstanding under the amended and restated credit agreement dated May 30, 1996, as amended (the "Publishing Credit Facility"), among Publishing and certain lenders, with a maturity date of February 7, 1997, and (iii) $306.9 million outstanding under the credit agreement dated May 30, 1996, as amended (the "FDTH Credit Facility") among FDTH and certain lenders, also with a maturity date of February 7, 1997. In connection with the announced purchase of 8,000,000 common shares of Southam pursuant to the pending circular takeover offer (the "Southam Offer") on December 11, 1996, additional bank financing of approximately L33.7 million will be incurred by FDTH under an amendment to the FDTH Credit Facility. In addition, redeemable preference shares issued by DTH and FDTH, English subsidiaries of Publishing, which are held by persons other than the Company or its affiliates, with an aggregate redemption amount of approximately $221.2 million (as of September 30, 1996), are redeemable at the option of the holders or DTH or FDTH, on the fifth anniversary of their issuance (May or June 1997, respectively), and at other prescribed times and in prescribed circumstances.

     The Company may, through International or its principal United States subsidiary, Publishing, issue high yield debt securities or other debt or equity securities in order to repay outstanding bank indebtedness, redeem preference shares issued by DTH and FDTH, and for other corporate purposes, including working capital, capital expenditures and acquisitions.

     In order to enhance the Company's flexibility to make offerings as market conditions and other factors permit, subject to restrictions in existing debt agreements, International and Publishing have filed universal shelf registrations statements to permit the issuance of an unspecified number of debt, convertible and, in the case of International, equity, securities having aggregate gross proceeds to the issuers of up to $800.0 million and $500.0 million, respectively. The type, amount and terms of any securities that may be issued have not been determined. The Company does not have any immediate plans to issue any particular debt or equity securities. Under current debt agreements, the Company and Publishing are restricted in their ability to incur additional indebtedness and intend to seek the consent of their respective bank lenders and the holders of outstanding senior subordinated notes issued by Publishing and guaranteed by the Company to modifications to the terms of such debt instruments as may be necessary to permit the issuance of debt or debt-related securities contemplated by the universal shelf registration statements.

     Under the Southam Facility, the Company is prohibited from issuing additional debt and its subsidiaries, including Publishing, are also prohibited from incurring additional debt as long as subsidiary debt is guaranteed by the Company. The Publishing Credit Facility, the FDTH Credit Facility and the outstanding 9 1/4% Senior Subordinated Notes due 2006 (the "Notes") of Publishing are guaranteed by the Company. The Company intends to seek the consent of its Canadian bank lenders under the Southam Facility to permit the issuance of debt securities by the Company and the issuance of additional debt securities by Publishing.

     In addition, each of the Publishing Credit Facility and the Indenture dated as of February 1, 1996 (the "1996 Indenture") between Publishing and Fleet National Bank of Connecticut, as trustee, pursuant to which $250,000,000 aggregate principal amount of Notes were issued on February 7, 1996, contains covenants which limit the incurrence of additional debt by Publishing, including in the case of the 1996 Indenture the 6.0:1.0 Consolidated Cash Flow Ratio (as defined therein). The Company intends to seek modifications of the 1996 Indenture in order to facilitate the inclusion of certain international subsidiaries of the Company, principally Southam and The Telegraph, as Restricted Subsidiaries (as defined in the 1996 Indenture) of Publishing. The Company currently holds directly and indirectly 100% of the equity interest of The Telegraph and, as a result of the completion of the Southam Offer, the Company and Hollinger Inc. will have a combined majority equity interest in Southam.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully the following factors, in addition to the other information and financial data included or incorporated by reference in this Prospectus or any Prospectus Supplement.

INTERNATIONAL HOLDING COMPANY STRUCTURE

     The Company is an international holding company and its assets consist solely of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Similarly, the Company's ability to pay dividends on its Class A Common Stock, its Preferred Stock or its Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") will be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Publishing and its principal United States and foreign subsidiaries, are or will be subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. See

"Restrictions in Debt Agreements" below. Substantially all of the shares of the subsidiaries of the Company have been pledged to lenders of the Company. The Company's and Hollinger Inc.'s combined interests in Southam are pledged to lenders of Hollinger Inc. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

GROWTH STRATEGY

     The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. Accordingly, there can be no assurance that the Company will continue to experience the rate of growth that it has had in the past. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt or other financing on acceptable terms. See "Restrictions in Debt Agreements," "Other Restrictive Arrangements" and "Substantial Leverage" below.

RISK OF PRINCIPAL REPAYMENT

     Publishing's ability to pay principal when due on the Securities and its other indebtedness or to refinance such obligations, and the ability of its subsidiaries to make scheduled principal payments or to refinance their respective indebtedness, depends on the financial and operating performance of its subsidiaries as well as, with respect to the Securities and other indebtedness of Publishing, its subsidiaries' ability to make dividend and other payments to Publishing. There can be no assurance that Publishing's consolidated operating results will continue to be sufficient or that future borrowing facilities will be available for the payment or refinancing of such indebtedness prior to maturity.

     In the event Publishing is unable to make required payments or otherwise comply with the terms of its indebtedness, including the Securities, the holders of such indebtedness could accelerate the maturity thereof, which could result in Publishing and the Company being forced to seek protection under applicable bankruptcy laws or in an involuntary bankruptcy proceeding being brought against Publishing or the Company. Under such circumstances, the holders of the Securities may be adversely affected. See "Subordination of Securities and Guarantee" below.

SUBORDINATION OF SECURITIES AND GUARANTEE

     The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Securities and the Company's guarantee of the Securities (the "guarantee") will be subordinated to the prior payment in full of all existing and future Senior Indebtedness (as defined herein) of Publishing and the Company. Therefore, in the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of Publishing or the Company, the assets of Publishing and the Company will be available to pay obligations on the Securities and the Guarantee only after all Senior Indebtedness of Publishing or the Company, as applicable, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Securities. In addition, Publishing and the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Securities, or purchase, redeem or otherwise retire the Securities or make any deposit pursuant to defeasance provisions for the Securities, if any Senior Indebtedness (or in the case of the Company, Senior Company Indebtedness (as defined herein)) is not paid when due, unless such default is cured or waived or has ceased to exist or such Senior Indebtedness (or in the case of the Company, Senior Company Indebtedness) has been repaid in full. Under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Securities if a non-payment default exists with respect to certain Senior Indebtedness, unless such default is cured, waived or has ceased to exist or such indebtedness has been repaid in full. The Securities will also be effectively subordinated to all existing and future liabilities of Publishing's subsidiaries.

RESTRICTIONS IN DEBT AGREEMENTS

     The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal subsidiaries contain various covenants, events of default and other provisions that could limit the flexibility of the Company. Such provisions include requirements to maintain compliance with certain financial ratios, limitations on the ability of the Company and certain of its subsidiaries to make acquisitions or investments without the consent of the lenders and limitations on the ability of the Company's principal subsidiaries to incur indebtedness, make dividend and other payments to the Company and take certain other actions. In addition, such indebtedness is secured by, among other things, pledges of the stock of the Company's principal subsidiaries.

     The amount available for the payment of dividends by the Company at any time is a function of (i) restrictions in agreements binding the Company limiting its ability to pay dividends and (ii) restrictions in agreements binding the Company's subsidiaries limiting their ability to pay dividends to the Company. The Company entered into the Southam Facility which, among other things, limits dividends on the Company's Class A Common Stock and Class B Common Stock, par value $.01 per share ("Class B Common Stock"), to their current levels and on the Company's Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), and PRIDES in accordance with their existing terms. The Southam Facility replaced a credit facility established on May 24, 1996 to finance the acquisition of the common shares of Southam then held by the Power Corporation of Canada (the "Power Shares") and is secured by, among other things, the Power Shares and a guarantee by Hollinger Inc. In addition, certain agreements binding subsidiaries of the Company, including Publishing, American Publishing (1991) Inc. and FDTH, contain provisions that limit their respective abilities to pay dividends to the Company.

OTHER RESTRICTIVE ARRANGEMENTS

     The Company's equity interests in The Telegraph and Fairfax are held through intermediate English holding companies, DTH and FDTH, and the Company's and Hollinger Inc.'s combined equity interests in Southam are currently held through a new Canadian holding company and The Telegraph. DTH and FDTH have outstanding preference shares held by persons other than the Company and its affiliates (the "DTH Preference Shares," the "FDTH Preference Shares," and, collectively, the "DTH and FDTH Preference Shares") which require the payment of quarterly dividends with a current effective dividend cost of 5.5% per annum (after giving effect to certain interest rate and currency exchange agreements). In addition, DTH owns all 165,000,000 non-cumulative redeemable preference shares of L1 per share issued by FDTH and 23,801,420 non-cumulative redeemable preference shares of Cdn.$1 per share issued by FDTH which were transferred by Hollinger Inc. to DTH pursuant to the HTH/FDTH Share Exchange Agreement dated July 19, 1995 (the "HTH/FDTH Share Exchange Agreement"). All of the outstanding DTH Preference Shares are held by unrelated parties and a portion of the outstanding FDTH Preference Shares are held by unrelated third parties, with an aggregate redemption price of approximately $221.2 million.

     On December 29, 1995, DTH transferred all outstanding FDTH Preference Shares which it then held (with an aggregate redemption amount of Cdn.$140 million ($102.6 million)) to a wholly owned English subsidiary ("Argsub") of Argus Corporation Limited ("Argus"), a Canadian corporation all the voting stock of which is indirectly owned or controlled by Mr. Black, in exchange for newly issued preference shares (with an aggregate redemption amount of Cdn.$140 million ($102.6 million)) of such English subsidiary. On September 30, 1996, FDTH issued 600 fourth preference shares, Series 1996 of FDTH (with an aggregate redemption amount of $300.0 million) to Argsub in exchange for 600 newly issued second preference shares, Series 1996 of Argsub (with an aggregate redemption amount of $300.0 million). The preference shares of Argsub have terms substantially identical to those of the FDTH Preference Shares for which they were exchanged and constitute the entire issued and outstanding preference share capital of Argsub. These transactions were structured to eliminate economic gain or loss to Argus and Argsub on the preference shares.

The issuance of additional preference shares by FDTH to Argsub may occur prior to the redemption or repayment of outstanding FDTH Preference Shares. Argus owns directly and indirectly approximately 31.3% of the common shares of Hollinger Inc.

     The DTH Preference Shares are redeemable at the option of the holder at any time on four days' notice at a redemption price discounted in accordance with an agreed formula, and the FDTH Preference Shares and the DTH Preference Shares are redeemable by the issuer or the holders on the fifth anniversary of their issuance (May or June 1997, respectively), each five year anniversary thereafter and at other prescribed times and in prescribed circumstances, including where the consolidated debt of Hollinger Inc. is more than two times its consolidated equity (the "Debt to Equity Ratio"). The Debt to Equity Ratio is affected by, among other things, Hollinger Inc.'s consolidated results of operations, as well as changes in the levels of consolidated debt of Hollinger Inc. and its subsidiaries, including the Company. Accordingly, there can be no assurance that Hollinger Inc. will be in compliance with the Debt to Equity Ratio as of any future date. The Company has been informed by Hollinger Inc. that, based on preliminary calculations as of September 30, 1996, Hollinger Inc. believes that it is in compliance with the Debt to Equity Ratio at September 30, 1996. There can be no assurance, however, that Hollinger Inc. will remain in compliance with the Debt to Equity Ratio or that in the event of non-compliance, that holders of the DTH or FDTH Preference Shares will not exercise their retraction rights against DTH or FDTH or Hollinger Inc. pursuant to contractual arrangements with the holders under which Hollinger Inc. has agreed to purchase the DTH and FDTH Preference Shares. In the event Hollinger Inc. is required to purchase any DTH and FDTH Preference Shares under these circumstances, Hollinger Inc. shall have the right, following written notice, to require the Company to purchase such shares at the then retraction price.

     Hollinger Inc. has indemnified the holders of the DTH and FDTH Preference Shares and agreed to purchase these preference shares if DTH or FDTH fails to pay the full amount of dividends or redemption prices on such shares and in certain other events. The Company has entered into an agreement to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.

     Substantially all of the Company's indirect 19.5% equity interest in Southam is currently held through HTH (18.9%), a Canadian corporation which is jointly owned by FDTH and The Telegraph. The balance of the Company's indirect interest in Southam is owned directly by FDTH (0.3%) and The Telegraph (0.3%). The 21.5% equity interest in Southam formerly held by Power Corporation is held by Hollinger Eastern, a Canadian corporation in which the Company holds all outstanding non-voting common shares, one-half of the outstanding voting preference shares and Cdn.$30 million in non-voting preference shares, and Hollinger Inc. holds the remaining one-half of the voting preference shares. The shares representing FDTH's one-half interest in HTH are subject to a pledge securing certain Hollinger Inc. debentures in the principal amount of Cdn.$125 million due November 1, 1998 (the "Southam-Linked Debentures"). In the event Hollinger Inc. does not deliver clear legal title to such HTH shares on or prior to April 1, 1999, or upon demand by FDTH or the Company, approximately one-half of the Company's indirect equity interest in Southam would be subject to the rights of the holders of the Southam-Linked Debentures.

SUBSTANTIAL LEVERAGE

     The Company and its subsidiaries have substantial leverage and have substantial debt service obligations, as well as obligations under the Series A Preferred Stock, the PRIDES, which each represent one-half share of Series B Convertible Preferred Stock, par value $.01 per share of the Company ("Series B Preferred Stock") (which is convertible into shares of Class A Common Stock), and the redeemable preferred shares of its subsidiaries. The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal United States and foreign subsidiaries contain various covenants, events of default and other provisions that could limit the financial flexibility of the Company, including the payment of dividends with respect to outstanding Common Stock and Preferred Stock and the implementation of its growth strategy. A substantial portion of the obligations of the Company and its subsidiaries will become due within six months (unless refinanced or extended). As of September 30, 1996, the Company's total short term debt was $587.3 million. Unless extended, the FDTH Credit Facility matures on February 7, 1997, under which $306.9 million is currently outstanding, and the Publishing Credit Facility also matures on February 7, 1997, under which $130.0 million is currently outstanding. The Southam Facility matures on February 28, 1997 or earlier upon the occurrence of certain events, namely (i) one banking day prior to the maturity date of the Publishing Bank Facility, which is currently scheduled to mature on February 7, 1997; (ii) one banking day prior to the maturity date of the FDTH Credit Facility, which is currently scheduled to mature on February 7, 1997; or (iii) the closing date of any equity issue, debt financing, public or private placement or high yield financing completed by the Company or any of its subsidiaries or by Hollinger Inc. or certain of its Canadian subsidiaries. All net proceeds of any financing referred to in (iii) above must be applied as a permanent prepayment of the Southam Facility.

     The substantial leveraged position of the Company could make it vulnerable to a downturn in the operating performance of its business or a downturn in economic conditions and could have the following consequences: (i) the Company's ability to obtain additional debt financing on attractive terms for corporate or other purposes, including the financing of future acquisitions, may be limited;
(ii) the funds available to the Company for its operations and for dividends on its Common Stock, its Preferred Stock and its PRIDES may be reduced as a result of the use of an increased portion of available cash flow to pay debt service;
(iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iv) such indebtedness and outstanding redeemable preferred stock contain financial and restrictive covenants (including certain change of control provisions related to Hollinger Inc.'s control of the Company), the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     In addition, the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries contain customary events of default, including, without limitation, certain "change of control" provisions. Generally, a "change of control" is defined in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries to include, without limitation, any person other than The Hon. Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of the Company. See "Control by Hollinger Inc. and Disproportionate Voting Rights" below.

     On February 7, 1996, Publishing completed a public offering of $250.0 million principal amount of 9 1/4% senior subordinated notes due February 1, 2006 (the "Notes") priced at par (the "Notes Offering"). Payment of the principal of, premium, if any, and interest on the Notes is guaranteed by the Company on an unsecured senior subordinated basis.

CONTROL BY HOLLINGER INC. AND DISPROPORTIONATE VOTING RIGHTS

     Hollinger Inc. owns 33,610,754 shares of the Class A Common Stock and all of the outstanding shares of the Class B Common Stock, constituting (as of September 30, 1996) approximately 57.4% of the combined equity interest in the Company and approximately 83.6% of the combined voting power of the Common Stock (without giving effect to any conversion of Series A Preferred Stock into shares of Class A Common Stock or any issuance of shares of Class A Common Stock in connection with the PRIDES), and 46.1% and 76.4%, respectively, upon the issuance of up to approximately 20,700,000 shares of Class A Common Stock in connection with PRIDES (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock). As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc. of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and the terms of agreements defining the ongoing relationships between Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Hollinger Inc. is effectively controlled by The Hon. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

     Hollinger Inc. may sell or transfer shares of Class B Common Stock, and thus potentially voting control of the Company, to an unaffiliated third person provided such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by Hollinger Inc. for the Class B Common Stock. Hollinger Inc. has pledged all shares of Common Stock and Series A Preferred Stock owned by it to Canadian chartered banks as collateral for outstanding indebtedness of Hollinger Inc. and the Southam Facility. A default under such indebtedness could result in a change of control of the Company.

DIVIDEND POLICY

     The Company has paid quarterly dividends on its Common Stock since the third quarter of 1994. The quarterly dividend was previously $0.025 per share of Common Stock and was increased to $0.10 per share of Common Stock in the first quarter of 1996. As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock, its Series A Preferred Stock and the PRIDES, will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, the prior payment of dividends to holders of PRIDES and Series A Preferred Stock and any other stock ranking senior to the Common Stock or the PRIDES with respect to dividend rights, the preference share terms and other financing obligations to third parties relating to such United States or foreign subsidiaries or the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities. See "International Holding Company Structure," "Restrictions in Debt Agreements" and "Other Restrictive Agreements" above.

POTENTIAL CONFLICTS OF INTEREST

     The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement (to which Publishing is also a party) and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties.

     Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the party of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.

     In addition, Hollinger Inc. and The Telegraph are parties to a separate services agreement under which The Telegraph bears two-thirds of the cost of the office of the Chairman incurred by Hollinger Inc. as long as Mr. Black remains Chairman of the Board of The Telegraph, and requires that other services will be provided at cost, including the arrangement of insurance, assistance in the arrangement of financing and assistance and advice on acquisitions, dispositions and joint venture arrangements. Hollinger Inc. has assigned its rights and obligations under The Telegraph services agreement to the Company and Publishing on May 9, 1996 with the consent of The Telegraph.

     Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances.

     Continuing Agreements Relating to the Reorganization. In connection with the Company's October 1995 Reorganization, Hollinger Inc. and the Company entered into the Share Exchange Agreement (the "Share Exchange Agreement"). Under the Share Exchange Agreement, Hollinger Inc. and the Company have agreed that if the Company proposes to effect a public offering of its equity or equity-linked securities for cash, or to issue equity-linked securities in any acquisition by the Company of the stock or assets of an unrelated corporation or entity, at any time during the 24 months following the closing date of such agreement, the Company's efforts to raise capital through such offering shall have priority over any proposal by Hollinger Inc. to effect a public offering or sale of the Company's equity securities by Hollinger Inc., unless a majority of the disinterested members of an Independent Committee of the Company's Board of Directors shall otherwise agree. For these purposes, an "Independent Committee" means a committee of the Company's Board the majority of the members of which are not employees or directors of Hollinger Inc. or employees of the Company, or another committee of the Company's Board whose membership satisfies any more restrictive requirements of independence of any securities exchange or market in which the Company's equity securities are traded or listed. If during such period Hollinger Inc. proposes to sell or otherwise dispose of any shares of Series A Preferred Stock (other than certain transfers to Hollinger Inc. subsidiaries or affiliates and pledges) or to offer or sell publicly any shares of Class A Common Stock held by it or its affiliates, it shall first consult with the Independent Committee so as not to interfere with any planned capital market activities of the Company to be undertaken within this period.

     The Share Exchange Agreement includes a covenant by Hollinger Inc. to limit the exercise of its redemption rights as a holder of shares of Series A Preferred Stock to a number of shares proportionate to the number of HTH shares or Southam common shares that at the time of such exercise have been delivered to FDTH free and clear of encumbrances. The Company also agreed that so long as any of the HTH shares are subject to the pledge under the Southam-Linked Debentures, the Company will use reasonable commercial efforts not to take any action, without the consent of Hollinger Inc., which itself would constitute an event of default by Hollinger Inc. under the trust indenture relating to the Southam-Linked Debentures. Hollinger Inc. has agreed to deliver to FDTH legal title to the HTH shares free and clear of pledges, liens or encumbrances other than certain permitted encumbrances.

     Under the agreement between the Company and Hollinger Inc. with respect to the DTH and FDTH Preference Shares (the "DTH/FDTH Preference Share Agreement"), the Company has agreed to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.

     Registration Rights Agreements. In connection with the Reorganization, Hollinger Inc. entered into a letter agreement dated October 13, 1995 with a Canadian bank, as amended on May 24, 1996 in connection with the Southam Facility, pursuant to which Hollinger Inc. has agreed that, in the event that Hollinger Inc.

or the Company is in default under any present or future indebtedness and the bank intends to effect foreclosure upon such securities or to exercise its power of sale rights under any applicable security documents, Hollinger Inc. will, at the written request of the bank, use its reasonable best efforts to cause the Company to effect the registration under the Securities Act of all or part of such securities and the shares of Class A Common Stock into which certain of such securities are convertible (but not less than 5,000,000 shares of Class A Common Stock), unless certain exemptions from the registration provisions of the Securities Act are applicable. Hollinger Inc.'s undertakings in such letter agreement are subject to Hollinger Inc.'s obligations under the Share Exchange Agreement (including those described above) and were modified by a subsequent registration rights agreement described below.

     Hollinger Inc. and certain of its subsidiaries entered into a registration rights agreement with certain Canadian lenders as of February 29, 1996, as amended on May 24, 1996 in connection with the Southam Facility. In addition, as of November 15, 1996, the Company, Hollinger Inc. and two of its Canadian subsidiaries, and three Canadian chartered banks entered into a letter agreement to clarify and confirm certain rights and obligations of the parties thereto under the registration rights agreement and letter agreement described above. Among other things, the November 15, 1996 letter agreement (i) requires the Company to amend the shelf registration statement filed with the Securities Exchange Commission on May 29, 1996 and use its best efforts to have the registration statement declared effective by the Commission, (ii) includes the 14,990,000 shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock of the Company pledged in favor of the lenders among the securities to be registered; and (iii) requires Hollinger Inc. and the Company to pay all reasonable expenses incurred by the lenders in connection with the pledged shares, including underwriting fees or commissions.

                                USE OF PROCEEDS

     Except as otherwise indicated in the accompanying Prospectus Supplement, Publishing and the Company intend to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, possible future acquisitions and the repayment or reduction of indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Publishing and the Company's consolidated ratio of earnings to fixed charges for the periods indicated:

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                      YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                             -----------------------------------------     --------------
                                             1991     1992     1993     1994     1995      1995     1996
                                             -----    -----    -----    -----    -----     -----    -----
Ratio of Earnings to Fixed Charges
  (Publishing)............................     N/A      N/A      N/A      N/A    1.84x       N/A    1.44x
Ratio of Earnings to Fixed Charges (the
  Company)................................   3.67x    5.09x    3.64x    4.76x    1.82x     1.68x    1.29x

     The ratio of earnings to fixed charges is the sum of earnings before taxes and minority interest (excluding undistributed earnings of affiliates) plus interest expense, amortization of deferred financing charges and preferred stock dividends divided by the sum of interest expense, amortization of deferred financing charges and preferred stock dividends. No ratio is available for Publishing for the four years ended December 31, 1994 and the nine months ended September 30, 1995 as Publishing was not incorporated until the fourth quarter of 1995.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and, the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities may be issued, from time to time, in one or more series and will constitute either Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities. The Debt Securities may be issued,
under one or more Indentures, dated as of           ,      (the "Indenture"),
between the Company and           as trustee (the "Trustee").

     A copy of each Indenture (if more than one form is used) is filed as an exhibit to the Registration Statement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

BACKGROUND

     On February 7, 1996, Publishing issued $250,000,000 aggregate principal amount at maturity of its Notes pursuant to the 1996 Indenture. The Notes are unconditionally guaranteed on an unsecured senior subordinated basis by the Company. No additional debt securities may be issued under the 1996 Indenture. The 1996 Indenture contains various covenants, events of default and other provisions which limit the flexibility of Publishing to incur additional indebtedness, make dividend and other payments to the Company and its subsidiaries which are not Restricted Subsidiaries of Publishing and take certain other actions. A copy of the 1996 Indenture is filed in an exhibit to the Company's Current Report on Form 8-K dated February 7, 1996. Capitalized terms used below relating to the 1996 Indenture shall have the meanings set forth in the 1996 Indenture.

     Any issuance of any Debt Securities by Publishing to which any Prospectus Supplement may relate would be governed by the more restrictive provisions contained in the 1996 Indenture, including the limitation on indebtedness. The limitation on indebtedness provides, among other things, that no Indebtedness (except for Permitted Indebtedness) may be incurred by either Publishing or a Restricted Subsidiary if Publishing's Consolidated Cash Flow Ratio for the four most recent fiscal quarters exceeds 6.0:1.0 (after giving pro forma effect to, among other things, the application of the proceeds of such new Indebtedness to reduce other Indebtedness and any acquisitions or dispositions by Publishing or its Restricted Subsidiaries of any assets out of the ordinary course of business).

     The Company intends to seek to modify certain covenants in the 1996 Indenture, including those entitled "Limitation on Indebtedness," "Limitation on Restricted Payments" and "Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," to eliminate the covenant which restricts the sale of capital stock of Restricted Subsidiaries and to make certain conforming and other changes primarily to facilitate the inclusion of certain international subsidiaries of the Company, including principally Southam and The Telegraph, as Restricted Subsidiaries of Publishing. The Company believes that the inclusion of Southam and the Telegraph among the Restricted Subsidiaries of Publishing would enhance its corporate and financing flexibility and minimize corporate tax inefficiencies. Adoption of any amendments to the 1996 Indenture would require the consent of registered holders of at least a majority in principal amount of maturity of the Notes outstanding. No assurance can be given that the requisite consents would be obtained with respect to any amendments to the 1996 Indenture that might be proposed by the Company. Most of the changes contemplated in amendments that may be proposed would have no effect until one or both of Southam and The Telegraph becomes a Restricted Subsidiary.

     In the event such modifications to the 1996 Indenture became effective, the Company intends to make conforming and other changes to the Indenture with respect to the Debt Securities in order to facilitate the inclusion of Southam and The Telegraph as Restricted Subsidiaries of Publishing.

GENERAL

     The aggregate amount of Debt Securities that may be authenticated and delivered under the Indenture is unlimited. The Debt Securities may be issued in one or more series. The Prospectus Supplement shall set forth among other matters: (1) the title of the Debt Securities of the series; (2) any limit upon the aggregate principal amount of the Debt Securities of the series; (3) the Person to whom any interest on a Debt Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of the Debt Securities of the series is payable; (5) the rate or rates at which the Debt Securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on Debt Securities of the series shall be payable; (7) the price or prices at which the Offered Debt Securities will be issued; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of Publishing; (9) the Debt obligation, if any, of Publishing to redeem or purchase Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (10) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions);
(11) any terms applicable to such Offered Debt Securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will occur; (12) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable; (13) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Debt Securities of the series shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United states of America for purposes of the definition of "Outstanding" in the Indenture; (14) if the amount of payments of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index, the manner in which such amounts shall be determined; (15) if the principal of or any premium or interest on any Debt Securities of the series is to be payable, at the election of Publishing or a Holder thereof, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of the series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (16) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration of the Maturity thereof; and (17) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (18) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (19) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Subordinated or Senior Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Subordinated or Senior Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions; and (b) the subordination terms of the Subordinated or Senior Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of Publishing to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     The operations of Publishing are conducted through subsidiaries. Accordingly, the cash flow and the consequent ability to service debt of Publishing, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Publishing whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to Publishing by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of Publishing to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claim of that subsidiary's creditors (including trade creditors), except to the extent that Publishing is itself recognized as a creditor of such subsidiary, in which case the claims of Publishing would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Publishing.

     Payment of principal of, premium, if any, and interest on the Notes will be guaranteed by the Guarantor on a senior subordinated basis (the "Hollinger International Guarantee"). The Guarantor will also guarantee Publishing's obligations under the New Bank Credit Facility on a senior basis.

     Principal of, premium, if any, and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transferable at the office or agency of Publishing in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of Publishing by check mailed to the Person entitled thereto as shown on the security register. (Sections 3.01, 3.05, 10.02) The Debt Services will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 3.02) No service charge will be made for any registration of transfer, exchange or redemption of Debt Securities, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 3.05)

SUBORDINATION OF NOTES

     The payment of the principal of, premium, if any, and interest on the Debt Securities will be subordinated and subject in right of payment, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of Publishing. (Section 13.01) The Debt Securities will be senior subordinated indebtedness of Publishing ranking pari passu with all other future senior subordinated indebtedness of Publishing and senior to all existing and future Subordinated Indebtedness of Publishing.

     Upon the occurrence and continuation of any default in the payment of any Designated Senior Indebtedness beyond the applicable grace period, no payment or distribution of any assets of Publishing of any kind or character (excluding certain permitted equity or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the Debt Securities or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Debt Securities unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents, or in any other manner acceptable to the requisite holders of such Designated Senior Indebtedness. (Section 13.03)

     Upon the occurrence and continuation of any nonpayment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee from the Agent under the Publishing Credit Facility or, if none, from any other representative of holders of any Designated Senior Indebtedness of a written notice of such default, no payment or distribution of any assets of Publishing of any kind or character (excluding certain permitted equity or subordinated securities) shall be made by Publishing on account of any principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the date of receipt by the Trustee of such notice of the Non-payment Default by the Trustee from a representative of the holder of any Designated Senior Indebtedness and (subject to any blockage then or thereafter in effect as a result of a payment default) shall end on the earliest to occur of (i) 179 days having elapsed since the receipt of such written notice by the Trustee (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date such Non-payment Default and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated is cured or waived or ceases to exist or the Designated Senior Indebtedness related thereto is discharged or paid in full or (iii) the date on which such Payment Blockage Period (and all Non-Payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to Publishing or the Trustee from the Agent under the Publishing Credit Facility or such other representative of holders of Designated Senior Indebtedness, after which, in each such case, Publishing shall resume making any and all required payments in respect of the Debt Securities, including any missed payments and accrued interest thereon. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Blockage Period"). Any number of notices of Non-payment Defaults may be given during the Initial Blockage Period; provided that during any 365-consecutive-day period only one Payment Blockage Period during which payment of principal of, premium, if any, or interest on, the Notes may not be made may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such Non-payment Default has been cured or waived for a period of not less than 90 consecutive days. (Section 13.03)

     If Publishing fails to make any payment on the Debt Securities when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Debt Securities to accelerate the maturity thereof. See "Events of Default" below.

     The Indenture provides that, in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Publishing or its assets, or (b) any liquidation, dissolution or other winding up of Publishing, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or other marshaling of assets or liabilities of Publishing (except a distribution in connection with a consolidation of Publishing with, or the merger of Publishing into, another corporation or the liquidation or dissolution of Publishing following conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation upon the terms and subject to the conditions of the provisions described in "Consolidation, Merger, Sale of Assets" below), then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents or in any other manner acceptable to the requisite holders of Designated Senior Indebtedness before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes (including any payment or other distribution which may be received from the holders of Subordinated Indebtedness as a result of any payment on such Subordinated Indebtedness). Accordingly, the holders of the Notes may recover nothing in the event of such a liquidation, dissolution or other winding up of Publishing. (Section 13.02)

     "Senior Indebtedness" means, with respect to Publishing, the principal of, premium, if any, and interest in respect of the Publishing Credit Facility and any other Indebtedness of Publishing (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Debt Securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, interest and all other obligations owing to the lenders under the Publishing Credit Facility. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Debt Securities; (ii) Indebtedness of Publishing that is subordinate or junior in right of payment to any other Indebtedness of Publishing; (iii) Indebtedness of Publishing which, when incurred and without respect to any other election under
Section 1111(b) of Title 11, United States Code, is without recourse to Publishing; (iv) Indebtedness which is represented by Redeemable Capital Stock;
(v) any liability for foreign, federal, state, local or other taxes owed or owing by Publishing; (vi) Indebtedness of Publishing to a Restricted Subsidiary or any other Affiliate of Publishing or any of such

Affiliate's subsidiaries; (vii) that portion of any Indebtedness which at the time of Incurrence is issued in violation of the Indenture; and (viii) trade payables owed or owing by Publishing.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Publishing Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $50,000,000 and is specifically designated by Publishing in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness."

     The Debt Securities will be effectively subordinated to all existing and future liabilities of subsidiaries, including in the case of the Restricted Subsidiaries, such subsidiaries' guarantees of Publishing's obligations under the Publishing Credit Facility, except to the extent the Restricted Subsidiaries may be required to provide guarantees of the Debt Securities, as described herein, in which case such guarantees will be subordinated in right of payment to such subsidiaries' guarantees of Publishing's obligations under the Publishing Credit Facility.

SUBORDINATION OF GUARANTEE

     Payments on the Hollinger International Guarantee will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full of all Senior Guarantor Indebtedness. The terms of such subordination will be substantially similar to the subordination terms applicable to the Debt Securities. See "Guarantees" below.

     "Senior Guarantor Indebtedness" means, with respect to the Guarantor or any Restricted Subsidiary Guarantor (for the purposes of this definition, each a "Guarantor"), such Guarantor's guarantee of Publishing's payment obligations in respect of the Publishing Credit Facility and any other Indebtedness of such Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantees. Notwithstanding the foregoing, "Senior Guarantor Indebtedness" will not include (i) Indebtedness evidenced by such Guarantor's Guarantee of the Debt Securities; (ii) Indebtedness of such Guarantor which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; (iii) Indebtedness which is represented by Redeemable Capital Stock of such Guarantor;
(iv) any liability for foreign, federal, state, local or other taxes owed or owing by such Guarantor; (v) Indebtedness of such Guarantor to a Restricted Subsidiary or any other Affiliate of such Guarantor or any of such Affiliate's subsidiaries; (vi) that portion of any Indebtedness which at the time of Incurrence is issued in violation of the Indenture; and (vii) trade payables owed or owing by such Guarantor.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants, which will apply to Publishing and the Restricted Subsidiaries and, in certain cases, the
Guarantor:

     Limitation on Indebtedness. Publishing will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness) except for (a) Indebtedness of Publishing or (b) Indebtedness of a Restricted Subsidiary constituting Acquired Indebtedness or Permitted Subsidiary Indebtedness; provided that, in the case of the foregoing clauses (a) and (b), the Consolidated Cash Flow Ratio for Publishing and the Restricted Subsidiaries for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness taken as one period (and after giving pro forma effect to (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by Publishing and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period; (iii) in the case of Acquired Indebtedness, the related acquisition (as if such acquisition had been consummated on the first day of such four-quarter period); and (iv) any acquisition or disposition by Publishing and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, as if such acquisition or disposition had been consummated on the first day of such four-quarter period), is not greater than 6.0:1.0. (Section 10.08)

     Limitation on Restricted Payments. (a) Publishing will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend or make any other distribution or payment on or in respect of Publishing's Capital Stock (including dividends or distributions of the Capital Stock of any Subsidiary), or make any other payment to the direct or indirect holders (in their capacities as such) of Publishing's Capital Stock (other than dividends or distributions payable in shares of Publishing's Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of Publishing or any Capital Stock of any Affiliate of Publishing (other than Capital Stock of any Wholly Owned Restricted Subsidiary or Capital Stock of a Person that, immediately following such repurchase, will become a Wholly Owned Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

          (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (x) with respect to any Capital Stock held by Publishing or any of its Wholly Owned Restricted Subsidiaries or (y) with respect to Capital Stock held by any other Person (other than an Affiliate of Publishing or an Affiliate of such Affiliate) made on a pro rata basis consistent with the ownership interests in such Capital Stock to the owners of such Capital Stock, except that, in the case of the Capital Stock of a Restricted Subsidiary that is a Guarantor, (i) no Default or Event of Default shall have occurred and be continuing; and (ii) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right);

          (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate of Publishing (other than a Restricted Subsidiary of Publishing) except as permitted by the "Limitation on Issuances of Guarantees of Indebtedness" covenant;

        (vi) make any Investment in any Person (other than any Permitted Investments); or

          (vii) designate any Restricted Subsidiary as an Unrestricted
     Subsidiary;

(any of the payments described in paragraphs (i) through (vii) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing; (2) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right; (3) immediately before and immediately after giving effect to such transaction on a pro forma basis, Publishing could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described above under "Limitation on Indebtedness"; and (4) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

          (A) 50% of the sum of (i) the aggregate cumulative Consolidated Net Income of Publishing and its Restricted Subsidiaries accrued during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, 100% of such loss (treating a loss as a negative number)) and (ii) the aggregate cumulative Amortization Expense of Publishing and its

     Restricted Subsidiaries accrued during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment;

          (B) 50% of the aggregate cumulative cash dividends or distributions received by Publishing and its Consolidated Restricted Subsidiaries from any of Publishing's Unrestricted Subsidiaries during the period (treated as a single accounting period) beginning on the first day of Publishing's fiscal quarter commencing prior to the date of the Indenture and ending on the last day of Publishing's last fiscal quarter ending prior to the date of the Restricted Payment; provided, however, that for purposes of this clause (B), cash dividends and distributions shall not include (x) cash dividends received by Publishing from Publishing's Unrestricted Subsidiaries not in excess of the Southam Dividend Amount or (y) cash dividends or distributions received by Publishing or any Wholly Owned Restricted Subsidiary in accordance with paragraph (b)(vii) below;

          (C) the aggregate Net Cash Proceeds received after the date of the original issuance of the Debt Securities by Publishing from the issuance or sale (other than to any of its Restricted Subsidiaries) of its Qualified Capital Stock or any options, warrants or rights to purchase such Qualified Capital Stock (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock, Subordinated Indebtedness or Pari Passu Indebtedness as set forth below);

          (D) the aggregate Net Cash Proceeds received after the date of the original issuance of the Debt Securities by Publishing (other than from any of its Restricted Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of Publishing;

          (E) the aggregate Net Cash Proceeds received after the date of the original issuance of the Debt Securities by Publishing (other than from any of its Subsidiaries) from cash capital contributions made to Publishing (other than from the proceeds of the Common Stock Offering);

          (F) the aggregate amount by which any Indebtedness (other than Permitted Indebtedness) of Publishing or any Restricted Subsidiary is reduced after the date of the Indenture as a result of the conversion or exchange of debt securities or Redeemable Capital Stock of Publishing that has been converted into or exchanged for Qualified Capital Stock of Publishing to the extent such debt securities or Redeemable Capital Stock were originally sold for cash plus the aggregate Net Cash Proceeds received by Publishing at the time of any such conversion or exchange; and

          (G) $25,000,000.

     (b) Notwithstanding the foregoing, and, in the case of clauses (ii) through
(x) below, so long as (1) there is no Default or Event of Default continuing and
(2) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary have an Acceleration Right, the foregoing provisions will not prohibit the following actions (clauses (i) through (x) being referred to as "Permitted Payments"):

          (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this section and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this section;

          (ii) any repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of Publishing in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Restricted Subsidiary) of other Qualified Capital Stock of Publishing; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clauses 3(D) and (3)(E) of paragraph (a) of this section;

          (iii) any repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Restricted Subsidiary of Publishing) of any

     Qualified Capital Stock of Publishing; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clauses 3(D) and (3)(E) of paragraph (a) of this section; and

          (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) or Pari Passu Indebtedness (a "refinancing") through the issuance of new Subordinated Indebtedness of Publishing; provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if the Subordinated Indebtedness so refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such refinanced Indebtedness and any reasonable out-of-pocket expenses of Publishing incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Debt Securities; and (4) is expressly subordinated in right of payment to the Debt Securities at least to the same extent as the Indebtedness to be refinanced;

          (v) dividends paid to the Guarantor after the date of original issuance of the Notes to the extent not in excess of the Southam Dividend Amount;

          (vi) loans, advances, dividends or distributions to the Guarantor not exceeding $8.0 million in the aggregate for the purpose and in the amount not to exceed the amount necessary to pay allocable fees and expenses of the Guarantor incurred in connection with the Reorganization;

          (vii) loans, advances, dividends or distributions by any Restricted Subsidiary to Publishing or any Wholly Owned Restricted Subsidiary and by FDTH or, to the extent it has received such funds directly or indirectly from FDTH, DTH or Publishing, to the Guarantor for the purpose of redeeming shares of Series A Preferred Stock not exceeding in the aggregate any payments made by Hollinger Inc. to FDTH pursuant to the provisions of the HTH/FDTH Share Exchange Agreement;

          (viii) loans, advances, dividends or distributions to the Guarantor in amounts not to exceed to $1 million per year to permit the Guarantor to repurchase, redeem or otherwise acquire or retire any shares of its Capital Stock from employees, former employees or their estates upon disability, death, retirement or termination of employment;

          (ix) tax payments pursuant to a Tax Sharing Agreement to the extent that the aggregate amount of such payments do not exceed the aggregate amount of the tax payments that Publishing and the Restricted Subsidiaries would have been required to make if they alone constituted a single consolidated tax group; and

          (x) the transfer by Publishing to an Unrestricted Subsidiary of the Telegraph Option Shares no later than the date which is three months after the date of the Indenture (Section 10.09); and

     For purposes of the "Limitation on Restricted Payments" covenant, if the Board of Directors designates a Restricted Subsidiary as an Unrestricted Subsidiary, a "Restricted Payment" shall be deemed to have been made in an amount equal to the fair value of the Investment of Publishing and its other Restricted Subsidiaries in such Restricted Subsidiary as determined by the Board of Directors with the concurrence of a majority of the Independent Directors (there being at least one Independent Director), whose good faith determination shall be conclusive. In addition, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be in an amount equal to the fair market value of the non-cash portion of such Restricted Payment as determined by the Board of Directors, whose good faith determination shall be conclusive.

     Limitation on Transactions with Affiliates. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Publishing (other than Publishing or a Wholly Owned Restricted Subsidiary) unless (a) such transaction or series of related transactions is on terms that are no less favorable to Publishing or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (b) with respect to any transaction or series of related transactions involving aggregate payments in excess of $5,000,000, Publishing delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of related transactions has been approved by a majority of the Independent Directors; provided that any transaction or series of related transactions otherwise permitted under this paragraph (other than any transaction or series of related transactions with respect to the making of any Permitted Investment pursuant to clause (ix) of the definition of "Permitted Investment" or any Restricted Payment permitted pursuant to the covenant entitled "Limitation on Restricted Payments" (other than those referred to in clause (vi) of paragraph (b) thereof) pursuant to which Publishing or any Restricted Subsidiary shall receive or render value exceeding $15,000,000 shall not be permitted unless, prior to the consummation of any such transaction or series of related transactions, Publishing shall have received an opinion, from an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of transactions, that such transaction is fair to Publishing from a financial point of view; provided, further, that this covenant shall not apply to (i) transactions or agreements as in effect or securities outstanding on the date of the Indenture (provided that any amendment to any existing agreement (including the Services Agreement and the Business Opportunities Agreement), and any transaction pursuant to the Business Opportunities Agreement, shall require approval pursuant to this covenant; notwithstanding the foregoing, any amendment to the Services Agreement or the Business Opportunities Agreement shall require the approval of a majority of the Independent Directors), (ii) directors' fees approved by the Board of Directors, (iii) any employee benefit plan or arrangement entered into or made available to officers or other employees of Publishing or the Restricted Subsidiaries in the ordinary course of business, (iv) sales by Publishing and its Restricted Subsidiaries of their products in the ordinary course of business on arm's-length terms, (v) tax payments pursuant to a Tax Sharing Agreement to the extent that the aggregate amount of such payments do not exceed the aggregate amount of the tax payments that Publishing and the Restricted Subsidiaries would have been required to make if they alone constituted a single consolidated tax group, (vi) loans, advances, dividends or distributions by FDTH, DTH or Publishing to the Guarantor in amounts and for the purpose permitted by clauses (b)(v) and (b)(vii) under "Limitation on Restricted Payments," (vii) payments made to Hollinger Inc. pursuant to the Services Agreement that constitute the reimbursement for the fair value (as determined by a majority of the Independent Directors serving on an Independent Committee) of services received by Publishing or a Restricted Subsidiary consistent with past practices, and (viii) the transfer by Publishing to an Unrestricted Subsidiary of the Telegraph Option Shares no later than the date which is three months after the date of the Indenture. (Section 10.10)

     Limitation on Other Subordinated Indebtedness. Neither Publishing nor any Restricted Subsidiary Guarantor will Incur or permit to exist any Indebtedness (other than the Debt Securities or a Guarantee thereof pursuant to the Indenture, as applicable) that is subordinate in right of payment to any Senior Indebtedness of Publishing (or such Guarantor) unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Debt Securities or the Guarantee of such Guarantor, as the case may be. For purposes of such covenant, Indebtedness will be deemed to be pari passu with the Debt Securities or such Guarantee if it is subordinate to Senior Indebtedness of Publishing or the relevant Guarantee pursuant to subordination provisions substantially similar to those described under "Subordination". (Section 10.11)

     Limitation on Liens. (a) Publishing will not, and will not permit any Restricted Subsidiary to Incur, affirm or suffer to exist any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of Publishing or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless (i) in the case of any Lien securing Pari Passu Indebtedness, the Debt Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness, the Debt Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien, except for (i) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness by Publishing or any Restricted

Subsidiary, in each case which Indebtedness is permitted under the provisions of "Limitation on Indebtedness" (provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition by Publishing or its Restricted Subsidiaries) and
(ii) any Lien securing Indebtedness owing to Publishing or a Wholly Owned Restricted Subsidiary by a Restricted Subsidiary.

     (b) Notwithstanding the foregoing, any security interest granted by Publishing or any Restricted Subsidiary to secure the Debt Securities created pursuant to paragraph (a) above shall provide by its terms that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of Publishing or any Restricted Subsidiary described in paragraph (a) above of their security interest (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Pari Passu Indebtedness and Subordinated Indebtedness of Publishing or any Restricted Subsidiary has been secured by such property or assets of Publishing or any such Restricted Subsidiary or (B) the holders of all such other Pari Passu Indebtedness and Subordinated Indebtedness which is secured by such property or assets of Publishing or any such Restricted Subsidiary also release their security interest in such property or assets (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 10.12)

     Limitation on Issuances of Guarantees of Indebtedness. (a) Publishing will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Debt Securities and (A) if the Debt Securities are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the same extent as the Debt Securities are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness of Publishing is by its terms expressly subordinated to the Debt Securities, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's guarantee to the same extent as such Indebtedness is subordinated to the Debt Securities.

     (b) Notwithstanding the foregoing, any guarantee by a Restricted Subsidiary of the Debt Securities that is provided pursuant to the foregoing paragraph or under the provisions of the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" may provide by its terms that it shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person not an Affiliate of Publishing, of all of Publishing's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is in compliance with the Indenture, (ii) if the Restricted Subsidiary issuing such guarantee ceases to be a Restricted Subsidiary or (iii) upon the release by the holders of the Indebtedness of Publishing described in paragraph (a) above of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no Indebtedness of Publishing or any Restricted Subsidiary has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 10.13)

     Limitation on Sale of Assets. (a) Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the proceeds from such Asset Sale are received in cash (provided that the amount of (A) any Senior Indebtedness (as shown on Publishing's or such Restricted Subsidiaries' most recent balance sheet or in the notes thereto) of Publishing or any such Restricted Subsidiary that is assumed by the transferee of any asset in connection with any Asset Sale and (B) any deferred payment obligations received by Publishing or any such Restricted Subsidiary as proceeds of an Asset Sale that are concurrently with the Asset Sale converted into cash without recourse to Publishing or any of its Restricted Subsidiaries shall be deemed to be cash for purposes of this provision; provided further that, for purposes of this clause (i), "cash" shall include any cash proceeds received from the sale of securities received in an Asset Sale as long as at the time of such Asset Sale, Publishing or its Restricted Subsidiary, as applicable, has entered into a legally binding agreement for the sale of such securities and such securities are sold within 90 days of such Asset Sale; and provided further that this clause (i) shall not apply to (x) Newspapers Businesses received by Publishing or a Restricted Subsidiary from the transferee as consideration for an Asset Sale (an "Asset Swap") so long as, immediately before and immediately after giving effect to such transaction on a pro forma basis, Publishing could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described above under "Limitations on Indebtedness"), (y) a CST Real Estate Transaction or (z) a Permitted Real Estate Sale) and (ii) Publishing or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets sold (as determined by the Board of Directors of Publishing and evidenced by a board resolution). The value of any properties or assets (other than cash) received pursuant to an Asset Sale shall be determined by the Board of Directors of Publishing and evidenced by a Board Resolution; provided that if the value of the asset which is the subject of the Asset Sale is in excess of $25,000,000, the value of the properties or assets received shall be determined by an independent nationally recognized investment banking firm or firm experienced in the appraisal or similar review of similar types of assets (provided that for purposes of this sentence, any CST Real Estate Transaction shall be deemed to involve an asset whose value exceeds $25,000,000).

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale is not applied to permanently repay or otherwise permanently retire any Senior Indebtedness then outstanding as permitted or required by the terms thereof, or if no such Senior Indebtedness is then outstanding, Publishing or a Restricted Subsidiary, as the case may be, may, within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of Publishing or its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds equals or exceeds $20,000,000, Publishing will apply the Excess Proceeds to the repayment of the Debt Securities and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (i) Publishing will make an offer to purchase (an "Offer") from all holders of the Debt Securities in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Debt Securities that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Debt Securities, and the denominator of which is the sum of the outstanding principal amount of the Debt Securities and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Debt Securities tendered) and (ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, Publishing will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Debt Securities plus accrued and unpaid interest, if any, to the date (the "Purchase Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Debt Securities tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), Publishing shall use such Deficiency in the business of Publishing and its Restricted Subsidiaries. Upon completion of the purchase of all Debt Securities tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) Whenever the aggregate amount of Excess Proceeds received by Publishing exceeds $20,000,000, such Excess Proceeds will, prior to the purchase of Debt Securities or any Pari Passu Indebtedness described in paragraph (c) above, be set aside by Publishing in a separate account pending (i) deposit with the depository or a paying agent of the amount required to purchase the Debt Securities or Pari Passu

Indebtedness tendered in an Offer or Pari Passu Offer, (ii) delivery by Publishing of the Offered Price to the holders of the Debt Securities or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of Publishing and its Restricted Subsidiaries. Such Excess Proceeds may be invested in Temporary Cash Investments; provided that the maturity date of any such investment made after the amount of Excess Proceeds equals or exceeds $20,000,000 shall not be later than the Purchase Date. Publishing shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments; provided that Publishing will not be entitled to such interest and will not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

     (e) If Publishing becomes obligated to make an Offer pursuant to paragraph
(c) above, the Debt Securities will be purchased by Publishing, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for Publishing to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Debt Securities tendered.

     (f) Publishing will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

     (g) Publishing will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture as such Indebtedness may be refinanced from time to time or (ii) any Senior Indebtedness existing on the date of the Indenture or thereafter; provided, in each case, that such restrictions are no less favorable to the holders of Debt Securities than those existing on the date of the Indenture) that would expressly impair the ability of Publishing to make an Offer to purchase the Debt Securities or, if such Offer is made, to pay for the Debt Securities tendered for purchase. (Section 10.14)

     Purchase of Debt Securities upon a Change of Control. If a Change of Control occurs at any time, each holder of Debt Securities will have the right to require that Publishing purchase such holder's Debt Securities in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Debt Securities, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, Publishing shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Debt Securities, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, (i) the purchase price, (ii) the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act, (iii) that any Debt Securities not tendered will continue to accrue interest, (iv) that, unless Publishing defaults in the payment of the purchase price, any Debt Securities accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date and (v) certain other procedures that a holder of Debt Securities must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 10.15)

     If a Change of Control Offer is made, there can be no assurance that Publishing will have available funds sufficient to pay the Change of Control Purchase Price for any or all of the Debt Securities that might be delivered by holders of the Debt Securities seeking to accept the Change of Control Offer and, accordingly, none of the holders of the Debt Securities may receive the Change of Control Purchase Price for their Debt Securities in the event of a Change of Control. The failure of Publishing to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Debt Securities the rights described under "Events of Default."

     The existence of a holder's right to require Publishing to repurchase such holder's Debt Securities upon a Change of Control may deter a third party from acquiring Publishing in a transaction which constitutes a Change of Control.

     The provisions of the Indenture may not afford holders of Debt Securities the right to require Publishing to repurchase the Debt Securities in the event of a highly leveraged transaction or certain transactions with Publishing's management or its Affiliates or the management of the Guarantor or Hollinger Inc. or their Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of Publishing by its management or affiliates) involving Publishing that may adversely affect holders of the Debt Securities, if such transaction is not a transaction defined as a Change of Control. Reference is made to "Certain Definitions" for the definition of "Change of Control." A transaction involving Publishing's management or its Affiliates or the management of the Guarantor or Hollinger Inc. or their Affiliates, or a transaction involving a recapitalization of Publishing, may result in a Change of Control if it is the type of transaction specified by such definition.

     Publishing will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

     Publishing shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of this Indenture as such Indebtedness may be refinanced from time to time or (ii) any Senior Indebtedness existing on the date of this Indenture or thereafter; provided, in each case, that such restrictions are no less favorable to the Holders than those existing on the date of this Indenture) that would expressly impair the ability of Publishing to make a Change of Control Offer to purchase the Debt Securities or, if such Change of Control Offer is made, to pay for the Debt Securities tendered for purchase.

     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. Publishing will not permit (a) any Restricted Subsidiary to issue any Capital Stock (other than to Publishing or any Wholly Owned Restricted Subsidiary) or (b) any Person (other than Publishing or a Wholly Owned Restricted Subsidiary) to acquire any Capital Stock of any Restricted Subsidiary from Publishing or any Restricted Subsidiary, except upon the sale of all the outstanding Capital Stock of such Restricted Subsidiary owned by Publishing; provided, however, that Publishing or a Restricted Subsidiary may issue or sell common stock of a Restricted Subsidiary to a Person that is not an Affiliate of Publishing so long as, upon or prior to the consummation of such issuance or sale, such Restricted Subsidiary issues and delivers a supplemental indenture to the Indenture providing for the guarantee of the Debt Securities, which guarantee may be subordinated in right of payment to any Senior Indebtedness of such Restricted Subsidiary, on substantially the same terms as the Debt Securities are subordinated to all Senior Indebtedness of Publishing. (Section 10.16)

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Publishing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock to Publishing or any other Restricted Subsidiary, (b) pay any Indebtedness owed to Publishing or any Restricted Subsidiary, (c) make any Investment in Publishing or (d) transfer any of its properties or assets to Publishing or any Restricted Subsidiary, except (i) any encumbrance or restriction pursuant to or in connection with the Publishing Credit Facility or the FDTH Credit Facility each as in effect on the date of the Indenture or any other agreement in effect on the date of the Indenture (including the AP-91 Senior Notes), (ii) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of Publishing on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of Publishing and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Publishing or any Restricted Subsidiary and (iv) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses
(i) and (ii) (other than the covenants in the AP-91 Senior Notes), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Debt Securities than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 10.17)

     Provision of Financial Statements. Whether or not the Guarantor is subject to Section 13(a) or 15(d) of the Exchange Act, it will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents that it would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) of the Exchange Act, including any "summarized information" or other information relating to Publishing as may be required by Regulation S-X under the Exchange Act or by the Commission, if it were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which it would have been required so to file such documents if it were so subject. The Guarantor will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the security register, without cost to such holders of Debt Securities and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Guarantor would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to such Sections and (y) if filing such documents by the Guarantor with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Debt Securities at Publishing's cost. (Section 10.18)

     Restricted Subsidiaries. (a) The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (i) such action is in compliance with the "Limitation on Restricted Payments" covenant and (ii) such action complies with the requirements of the definition of "Unrestricted Subsidiaries."

     (b) The Board of Directors may designate any Unrestricted Subsidiary or any Person that is to become a Restricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), Publishing could have incurred at least $1.00 of additional Indebtedness pursuant to the "Limitation on Indebtedness" covenant. (Section 10.21)

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

     Publishing will not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions (other than, in the case of a Restricted Subsidiary, such a consolidation, merger or transfer with one or more wholly owned Restricted Subsidiaries) if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Publishing and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (a) either (i) Publishing shall be the continuing corporation or (ii) the Person (if other than Publishing) formed by such consolidation or into which Publishing is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of Publishing and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes by a supplemental indenture in form and substance reasonably satisfactory to the Trustee, all the obligations of Publishing under the Debt Securities and the Indenture, and the Indenture will remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to the transaction on a pro forma basis, the Consolidated Net Worth of the Surviving Entity is not less than the Consolidated Net Worth of Publishing and the Restricted Subsidiaries immediately prior to the transaction; (d) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation),

Publishing (or the Surviving Entity if Publishing is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "Certain Covenants--Limitation on Indebtedness" (other than Permitted Indebtedness); (e) if any of the property or assets of Publishing or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "Certain Covenants-- Limitations on Liens" are complied with; and (f) Publishing or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with. (Section 8.01)

     Neither the Guarantor nor any Restricted Subsidiary Guarantor shall, and Publishing will not permit a Restricted Subsidiary Guarantor to, in a single transaction or series of related transactions, consolidate with or merge with or into any other Person (other than Publishing, the Guarantor or any other Restricted Subsidiary Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any Person (other than Publishing, the Guarantor or any other Restricted Subsidiary Guarantor) if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such Guarantor to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto: (a) either (i) the Guarantor or such Restricted Subsidiary Guarantor shall be the continuing corporation or (ii) the Person (if other than the Guarantor or such Restricted Subsidiary Guarantor) formed by such consolidation or into which the Guarantor or such Restricted Subsidiary Guarantor, as the case may be, is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Guarantor or such Restricted Subsidiary Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form and substance reasonably satisfactory to the Trustee, all the obligations of the Guarantor or such Restricted Subsidiary Guarantor, as the case may be, under the Debt Securities and the Indenture; (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (c) the Guarantor or such Restricted Subsidiary Guarantor, as the case may be, shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture. (Section 8.01)

     In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which Publishing, the Guarantor or any Restricted Subsidiary Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Publishing, the Guarantor or such Restricted Subsidiary Guarantor, as the case may be, and Publishing, the Guarantor or such Restricted Subsidiary Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture, the Debt Securities and such Guarantee; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Debt Securities or such Guarantee, as the case may be. (Section 8.02)

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (i) there shall be a default in the payment of any interest on any Debt Securities when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Debt Securities when and as the same shall become due and payable at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of Publishing under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in paragraphs (i) or (ii) or in clauses (b) and (c) of this paragraph (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail,
     (x) to Publishing by the Trustee or (y) to Publishing and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities; (b) there shall be a default in the performance or breach of the provisions described in "Consolidation, Merger, Sale of Assets;" or (c) Publishing shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Certain Covenants--Purchase of Debt Securities Upon a Change of Control;"

          (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which Publishing, the Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

          (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or Publishing not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

          (vi) one or more final judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against Publishing, the Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) enforcement proceedings shall have been commenced upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Publishing, any Guarantor or any Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging Publishing, any Guarantor or any Material Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Publishing, any Guarantor or any Material Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Publishing, any Guarantor or any Material Restricted Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (viii) (a) Publishing, any Guarantor or any Material Restricted Subsidiary shall commence a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) Publishing, any Guarantor or any Material Restricted Subsidiary consents to the entry of a decree or order for relief in respect of Publishing, such Guarantor or such Material Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) Publishing, any Guarantor or any Material Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) Publishing, any Guarantor or any Material Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Publishing, such Guarantor or such Material Restricted Subsidiary or of any substantial part of its property,
     (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) Publishing, any Guarantor or any Material Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph
     (viii). (Section 5.01)

     If an Event of Default (other than as specified in paragraphs (vii) and (viii) of the prior paragraph with respect to Publishing) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding may declare all the Debt Securities to be due and payable immediately in an amount equal to the principal amount of the Debt Securities, together with accrued and unpaid interest, if any, to the date the Debt Securities shall have become due and payable, by a notice in writing to Publishing (and to the Trustee if given by the holders of the Debt Securities) and, if the New Bank Credit Facility is in effect, to the agent under the New Bank Credit Facility, and upon any such declaration such amount shall become immediately due and payable; and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debt Securities. If an Event of Default specified in clause (vii) or (viii) of the prior paragraph occurs with respect to Publishing and is continuing, then all the Debt Securities shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Debt Securities, together with accrued and unpaid interest, if any, to the date the Debt Securities become due and payable, without any declaration or other action on the part of the Trustee or any holder.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Debt Securities outstanding, by written notice to Publishing and the Trustee, may rescind and annul such declaration and its consequences if (a) Publishing has paid or irrevocably deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Debt Securities, (iii) the principal of and premium, if any, on any Debt Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Debt Securities; and (b) all Events of Default, other than the nonpayment of principal of the Debt Securities which have become due solely by such declaration of acceleration, have been cured or waived. (Section 5.02)

     The holders of not less than a majority in aggregate principal amount of the Debt Securities outstanding may on behalf of the holders of all the Debt Securities Notes waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Debt Securities, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of Debt Securities outstanding. (Section 5.13)

     Publishing is also required to notify the Trustee within five business days of the occurrence of any Default.

     The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of Publishing or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     Publishing may, at its option and at any time (provided, that Publishing obtains all legal opinions and complies with all other requirements under the Indenture), elect to have the obligations of Publishing and any Guarantor discharged with respect to the outstanding Debt Securities ("defeasance"). Such defeasance means that Publishing and any Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Debt Securities, except for (i) the rights of holders of outstanding Debt Securities to receive payments in respect of the principal of, premium, if any, and interest on such Debt Securities when such payments are due, (ii) Publishing's obligations with respect to the Debt Securities concerning issuing temporary Debt Securities, registration of Debt Securities, mutilated, destroyed, lost or stolen Debt Securities, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, Publishing may, at its option and at any time, elect to have the obligations of Publishing released with respect to certain covenants (provided that Publishing's obligations to pay interest, premium, if any, and principal on the Debt Securities under the Indenture shall remain in full force and effect as long as the Debt Securities are outstanding), that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debt Securities. (Sections 4.02, 4.03 and 4.04)

     In order to exercise either defeasance or covenant defeasance, (i) Publishing must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Debt Securities, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Debt Securities on the Stated Maturity of such principal or installment of principal (or on any date after the first date on which the Debt Securities of such series could be redeemed by Publishing, if any (such date being referred to as the "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, Publishing has delivered to the Trustee irrevocable notice to redeem all of the outstanding Debt Securities on the Defeasance Redemption Date); (ii) in case of defeasance, Publishing shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) Publishing has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the outstanding Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, Publishing shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) or (viii) under the first paragraph under "Events of Default" above are concerned, at any time during the period ending on the 121st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the Debt Securities to have a conflicting interest with respect to any securities of Publishing; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or a breach or violation of any provision of any agreement relating to any Senior Indebtedness; (vii) Publishing shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) Publishing shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by Publishing with the intent of preferring the holders of the Debt Securities over the other creditors of Publishing with the intent of defeating, hindering, delaying or defrauding creditors of Publishing or others; (ix) no event or condition shall exist that would prevent Publishing from making payments of the principal of, premium, if any, and interest on the Debt Securities on the date of such deposit or at any time ending on the 121st day after the date of such deposit; and (x) Publishing shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 4.05)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Debt Securities, as expressly provided for in the Indenture) as to all outstanding Debt Securities when (i) either (a) all the Debt Securities theretofore authenticated and delivered (except lost, stolen or destroyed Debt Securities which have been replaced or paid and Debt Securities for whose payment funds have been deposited in trust by Publishing and thereafter repaid to Publishing or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Debt Securities not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Publishing, and Publishing has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on the Debt Securities not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest on such Debt Securities, at such Maturity, Stated Maturity or redemption date; (ii) Publishing has paid or caused to be paid all other sums payable under the indenture by Publishing; and (iii) Publishing has delivered to the Trustee an officers' certificate and an opinion of counsel in the United States each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, and that such satisfaction and discharge will not result in a breach or violation of, or constitute a Default under, the Indenture or a breach or violation of any provision of any agreement relating to any Senior Indebtedness. (Section 13.01)

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by Publishing, the Guarantor, any Restricted Subsidiary Guarantor and the Trustee with the consent of greater than 50% of the holders in aggregate outstanding principal amount of the Debt Securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) amend, change or modify the obligation of Publishing to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Certain Covenants-- Purchase of Debt Securities Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Debt Securities, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Debt Securities required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets" above, consent to the assignment or transfer by Publishing, the Guarantor or any Restricted Subsidiary Guarantor of any of its respective rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the Debt Securities or the Hollinger International Guarantee in any manner adverse to the holders of the Debt Securities. No amendment or modification of the Indenture shall adversely affect the rights of any holders of Senior Indebtedness under the subordination provisions of the Indenture unless the requisite holders of each issue of Senior Indebtedness affected thereby shall have consented to such amendment or modification. (Section 9.02)

     The holders of greater than 50% in aggregate principal amount of the Debt Securities outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 10.20)

GUARANTEE

     The Guarantor will unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest on the Debt Securities on a senior subordinated basis pursuant to the Hollinger International Guarantee. The Debt Securities may also be guaranteed by one or more Restricted Subsidiaries from time to time under certain circumstances. See "Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness." The Indebtedness to be evidenced by any Guarantee (including the payment of principal of, premium, if any, and interest on the Debt Securities) will be subordinated to Senior Guarantor Indebtedness to the same extent as the Debt Securities are subordinated to Senior Indebtedness. In particular, the Hollinger

International Guarantee will rank subordinate to the guarantee issued by the Guarantor in respect of the Publishing Credit Facility.

     Each Guarantee will provide that upon any voluntary or involuntary liquidation or dissolution of the Guarantor or any Restricted Subsidiary Guarantor, as the case may be, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Guarantor or such Restricted Subsidiary Guarantor or any of their respective property, all Senior Indebtedness guaranteed by it must be paid in full or provision made for such payment, before any payment or distribution is made upon principal of, premium, if any, or interest on, the Debt Securities. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Guarantor or such Restricted Subsidiary Guarantor who are holders of guarantees of Senior Indebtedness by the Guarantor or such Restricted Subsidiary Guarantor may recover more ratably than the holders of the Debt Securities and the holders of the Debt Securities may not recover any amounts in such event.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

     "Acceleration Right" means a right, which at the time is immediately exercisable (without further notice or lapse of time), by the holders or a trustee to cause the acceleration of the maturity of Indebtedness of Publishing or a Restricted Subsidiary having an aggregate principal amount outstanding of at least $5,000,000.

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such Person's equity ownership or Voting Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Amortization Expense" of any Person means, for any period, amounts recognized during such period as (i) amortization of goodwill or (ii) amortization of any other intangible assets with an original life of ten years or more, in each case in accordance with GAAP and to the extent reflected in the Consolidated Net Income of Publishing and the Restricted Subsidiaries.

     "AP-91" means American Publishing (1991) Inc., a wholly owned, indirect Subsidiary.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction but not the grant of a pledge or security interest) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of Publishing or any of its Restricted Subsidiaries; or (iii) any other properties or assets (other than cash) of Publishing or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "Consolidation, Merger, Sale of Assets," (B) from any Restricted Subsidiary to Publishing in accordance with the terms of the Indenture, (C) having a market value of less than $1,000,000 (it being understood that if the market value of the properties or assets being transferred exceeds $1,000,000, the entire value and not just the portion in excess of $1,000,000, shall be deemed to have been the subject of an Asset Sale), (D) which are obsolete (in the case of equipment) to Publishing's and its Restricted Subsidiaries' businesses, (E) to any Wholly Owned Restricted Subsidiary, (F) from any Wholly Owned Restricted Subsidiary to any other Wholly Owned Restricted Subsidiary, (G) consisting of any transfer of HTH common shares by FDTH to Hollinger Inc. pursuant to the provisions of the HTH/FDTH Share Exchange Agreement, or (H) in the case of the Telegraph Option Shares, to an Unrestricted Subsidiary.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Publishing to have been duly adopted by the board of directors of Publishing or a duly authorized committee of such board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Opportunities Agreement" means the Business Opportunities Agreement dated as of February 7, 1996 between the Guarantor and Hollinger Inc. and any amendment, modification or supplement thereto or restatement thereof and any similar agreements entered into after the date of the original issuance of the Debt Securities in accordance with the terms of the Indenture.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Publishing organized under the laws of any state of the United States or the District of Columbia and rated A-1 (or higher) according to S&P or P-1 (or higher) according to Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000; and (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

     "Change of Control" means the occurrence of any of the following:

          (a) there is a report filed on Schedule 13D, 14D-1 or 14D-1F (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any person (for purposes of this definition, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing), other than any person consisting solely of Conrad M. Black (or his heirs, executors or legal representatives) and his Affiliates, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the

     Exchange Act) of Voting Stock representing 50% or more of the total voting power attached to all Voting Stock of Hollinger Inc., the Guarantor or Publishing then outstanding; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or
     (ii) any securities if such beneficial ownership (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to applicable law, and (B) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

          (b) there is a report filed or required to be filed with any securities commission or securities regulatory authority in Canada, disclosing that any offeror (as the term "offeror" is defined in Section 89(1) of Securities Act (Ontario) for the purpose of Section 101 of such Securities Act or any successor provision of the foregoing) other than any person consisting solely of Conrad M. Black (or his heirs, executors or legal representatives) and his Affiliates, has acquired beneficial ownership (within the meaning of the Securities Act (Ontario)) of, or the power to exercise control or direction over, or securities convertible into, any voting or equity shares of Hollinger Inc., that together with such offeror's securities (as the term "offeror's securities" is defined in Section 89(1) of the Securities Act (Ontario) or any successor provision thereto in relation to the voting or equity shares of Hollinger Inc.) would constitute Voting Stock of Hollinger Inc. representing 50% or more of the total voting power attached to all Voting Stock of Hollinger Inc. then outstanding;

          (c) the Guarantor shall cease to own, directly or indirectly, 100% of the Voting Stock of Publishing;

          (d) there is consummated a consolidation (involving a business combination) or merger of Publishing or the Guarantor, as the case may be,
     (i) in which Publishing or the Guarantor, as the case may be, is not the continuing or surviving corporation or (ii) pursuant to which any Voting Stock of Publishing or the Guarantor, as the case may be, would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) a consolidation or merger of Publishing or the Guarantor, as the case may be, in which the holders of the Voting Stock of Publishing or the Guarantor, as the case may be, immediately prior to the consolidation or merger have, directly or indirectly, 50% or more of the Voting Stock of the continuing or surviving corporation immediately after such transaction; or

          (e) Conrad M. Black (or his heirs, executors and legal representatives) and his Affiliates cease to beneficially own and control the voting of, directly or indirectly, Voting Stock of Publishing or the Guarantor representing a greater percentage of the total voting power attached to the Voting Stock of Publishing or the Guarantor than the percentage beneficially owned and controlled, directly or indirectly, by any other single shareholder of Publishing or the Guarantor together with its Affiliates (a "Designated Transaction") and there shall occur a Rating Decline.

     Under the Indenture a "Rating Decline" will be deemed to have occurred if, on any date within the period (the "Rating Period") beginning on the date (the "Reference Date") of the earlier to occur of (A) the first public announcement by Publishing or any other Person of an intention to effect any Designated Transaction and (B) the occurrence of such Designated Transaction, and ending on the date 90 days thereafter, either of the following events has occurred: (1) the Debt Securities (or any other securities of Publishing which are rated by a Rating Agency on the date which is 61 days prior to the Reference Date (the "Rating Date")) shall be rated by any Rating Agency at any time during the Rating Period at a rating which is lower than the rating of the Debt Securities (or such other securities of Publishing, as the case may be) by such Rating Agency on the Rating Date by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) or (2) any Rating Agency shall have withdrawn its rating of the Debt Securities (or such other securities of Publishing, as the case may be) during the Rating Period.

     Conrad M. Black has advised Publishing that Hollinger Inc. does not presently intend to reduce its voting power in the Guarantor's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised Publishing that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it. Hollinger Inc. has pledged all shares of the Guarantor's Common Stock and Series A Preferred Stock owned by it to a Canadian chartered bank as collateral for outstanding indebtedness of Hollinger Inc. A default under such indebtedness and foreclosure upon such shares may result in a Change of Control.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Consolidated Assets" means with respect to Publishing, the total assets shown on the balance sheet of Publishing and its consolidated Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, as of Publishing's latest full fiscal quarter.

     "Consolidated Cash Flow Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of Publishing, the Restricted Subsidiaries and the Controlled Entities on a Consolidated basis outstanding as at such date to (ii) the Operating Cash Flow of Publishing, the Restricted Subsidiaries and the Controlled Entities (determined on a Consolidated basis) for the most recently completed period of four consecutive fiscal quarters of Publishing, provided that, (a) in the case of a Controlled Entity that is not a Wholly Owned Restricted Subsidiary, Indebtedness and Operating Cash Flow shall be determined in accordance with the actual percentage of the equity interest or the voting Stock of the Controlled Entity, whichever is higher, that is owned directly or indirectly by Publishing (thus, for example, in the case of a Controlled Entity in which Publishing Owns a 50% equity interest, 50% of such Controlled Entity's Indebtedness and Operating Cash Flow would be included in the calculation of Publishing's aggregate Indebtedness and Operating Cash Flow, respectively), and (b) to the extent Operating Cash Flow of the Controlled Entities exceeds thirty-three and one-third percent (33 1/3 %) of the aggregate Operating Cash Flow of Publishing and its Restricted Subsidiaries and Controlled Entities, such excess Operating Cash Flow of the Controlled Entities shall be deducted from Operating Cash Flow.

     "Consolidated Net Income (Loss)" of Publishing, the Restricted Subsidiaries and the Controlled Entities means, for any period, the Consolidated net income (or loss) of Publishing, the Restricted Subsidiaries and the Controlled Entities for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such Consolidated net income (or loss), by excluding, without duplication, (i) all extraordinary gains and losses, (ii) the portion of Consolidated net income (or loss) of Publishing and its Restricted Subsidiaries allocable to Investments in unconsolidated Persons (other than Unrestricted Subsidiaries) to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries,
(iii) the portion of Consolidated net income (or loss) of Publishing and its Restricted Subsidiaries allocable to Publishing's Unrestricted Subsidiaries (or to payments received therefrom), (iv) net income (or loss) of a Person combined with Publishing or any of its subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (vi) aggregate net gains and losses (less all fees and expenses relating thereto) in respect of dispositions of assets (including without limitation sales of shares of Unrestricted Subsidiaries or unconsolidated Persons and write-offs, abandonment or revaluation of assets) other than in the ordinary course of business, (vii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided, however, that the foregoing shall not apply to the net income of AP-91, DTH or FDTH relating to the business of AP-91, DTH or FDTH as conducted as of the date of the Indenture on account of restrictions on AP-91, DTH or FDTH in agreements as in effect on the date of the Indenture, (viii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued at any time following the date of the Indenture, (ix) any net gain from the collection of proceeds of life insurance policies, (x) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of Publishing, (xi) aggregate net gains or losses relating to foreign currency transactions or translations, or (xii) the costs of any redundancies (i.e., payments and/or expenses relating to the elimination of jobs). Notwithstanding the requirements of GAAP, in the case of a Controlled Entity that is not a Wholly Owned Restricted Subsidiary, Consolidated Net Income (Loss) shall be determined in accordance with the actual percentage of the equity interest or the Voting Stock of the Controlled Entity, whichever is greater, that is owned directly or indirectly by Publishing (thus, for example, in the case of a Controlled Entity in which Publishing owns a 50% equity interest, 50% of such Controlled Entity's net income (or loss) would be included in the calculation of Publishing's aggregate Consolidated Net Income (Loss)).

     "Consolidated Net Worth" means the common and preferred stockholders' equity of Publishing and its Restricted Subsidiaries (exclusive of any redeemable capital stock), as determined on a Consolidated basis and in accordance with GAAP.

     "Consolidated Tangible Assets" means the total assets appearing on a Consolidated balance sheet of Publishing and its Restricted Subsidiaries less, without duplication, each of the following: (i) all applicable depreciation, amortization and other valuation reserves; (iii) all other intangible assets and deferred charges; (iv) deferred income tax assets (to the extent recorded as an asset); and (v) all investments in unconsolidated subsidiaries (including all Unrestricted Subsidiaries).

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP; provided, however, that the accounts of any Unrestricted Subsidiary shall not be consolidated with Publishing but instead the interest of Publishing or any Restricted Subsidiary therein will be accounted for as an investment. The term "Consolidated" shall have a correlative meaning.

     "Controlled Entity" means any Person in which at least 50% of the equity ownership or the Voting Stock is at the time owned, directly or indirectly, by Publishing or one or more Subsidiaries, or by Publishing and one or more other Subsidiaries, provided, that at the time (i) such Person is not designated as a Restricted Subsidiary hereunder and (ii) the Capital Stock of such person is listed or admitted for trading on a recognized securities exchange or market in the United States, Canada, the United Kingdom or Australia. For greater certainty, a Controlled Entity shall not be (or be deemed to be) a Restricted Subsidiary hereunder unless as designated by Publishing in accordance with
Section 10.21 of the Indenture.

     "CST Real Estate" means the real estate, including land, building and fixtures, located at 401 North Wabash Avenue, Chicago, Illinois, where Publishing currently maintains its headquarters, and all improvements thereon.

     "CST Real Estate Transactions" means the sale or other disposition (other than to an Affiliate) of all or any portion of the interest of Publishing or a Restricted Subsidiary in the CST Real Estate.

     "Currency Agreements" means one or more of the following agreements which shall be entered into with one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depositary" means, with respect to Debt Securities of any series issuable in whole or in part in the form of one or more Global Securities, the Person designated as Depositary for such series by Publishing pursuant to Section 3.01 of the Indenture until a successor Depositary shall have become such pursuant to the applicable provisions of this Indenture, and "Depositary" shall mean or include each Person who is a Depositary under the Indenture.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the New Bank Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $50,000,000 and is specifically designated by Publishing in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness."

     "DTH" means DT Holdings Limited, a corporation under the laws of England and a wholly owned subsidiary of Publishing.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Extraordinary Cash Dividend" means in respect of the Southam Interests:

          (i) a cash dividend in respect of a particular calendar year representing the excess, if any, of (A) the aggregate of all cash dividends declared and paid on such securities during the calendar year over (B) the greatest of (x) 200% of the aggregate of all cash dividends declared and paid on such securities during the immediately preceding calendar year, (y) 300% of the average of the aggregate of all cash dividends declared and paid on such securities during the immediately preceding three calendar years; and (z) 100% of the aggregate consolidated net income of the issuer of such securities, before extraordinary items, for its immediately preceding fiscal year; and

          (ii) any cash dividend declared by Southam on its common shares which the directors of Southam by resolution determine to be extraordinary, taking into account the amount of the dividend, the effect of the dividend on the market value of such securities after payment thereof, the form of payment, the financial position of Southam, economic conditions, business practices and such other factors as the directors of Southam consider to be relevant.

     "FDTH" means First DT Holdings Limited, a corporation under the laws of England and a wholly owned subsidiary of DTH.

     "FDTH Bank Credit Facility" means the credit agreement dated as of May 30, 1996, among FDTH, the financial institutions party thereto and The Toronto-Dominion Bank, as issuing bank and the Agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder).

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

     "Global Security" means a Debt Security evidencing all or part of the Debt Securities of any series and issued to a Depositary in accordance with Section
3.03 of the Indenture and bearing the legend prescribed in the eighth paragraph of Section 3.03 of the Indenture.

     "Guarantee" means the guarantee by the Guarantor and, if the context requires, by any Restricted Subsidiary Guarantor, of the Indenture Obligations.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness (or to indemnify another Person for the costs thereof), (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or
(v) otherwise to assure a creditor against loss, provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Guarantor" means any guarantor of the Securities in accordance with the terms of the Indenture, including Hollinger International.

     "Holder" means a Person in whose name a Debt Security is registered in the Security Register.

     "Hollinger International" means Hollinger International Inc., a corporation incorporated under the laws of Delaware and a Guarantor of the Indenture Obligations, until a successor Person shall have become such pursuant to Article VIII of the Indenture and thereafter "Hollinger International" shall mean such successor Person.

     "HTH" means Hollinger-Telegraph Holdings Inc., a corporation continued under the laws of Alberta.

     "HTH/FDTH Share Exchange Agreement" means the share exchange agreement dated as of July 19, 1995, between Hollinger Inc. and FDTH.

     "Incur" means create, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (or other obligations to former owners of acquired businesses), excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements and Currency Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided, however, that with respect to nonrecourse Indebtedness under this clause (vi), the term Indebtedness shall be determined by reference to the lesser of (x) the Fair Market Value of the pledged or mortgaged assets as of the time of such determination or (y) the amount of such indebtedness), (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors of such Person.

     "Indenture Obligations" means the obligations of Publishing under the Indenture or under the Debt Securities to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture and, the Debt Securities and the performance of all other obligations to the Trustee, the Paying Agent and the holders under the Indenture and the Debt Securities, according to the terms thereof.

     "Independent Committee" means a committee of the board of directors of Publishing whose membership meets the requirements of the New York Stock Exchange applicable to audit committees as in effect on the date of original issuance of the Debt Securities or a committee of the board of directors of Publishing whose membership satisfies any more restrictive requirements of independence of any securities exchange or market on which Publishing's or the Guarantor's equity securities are traded or listed.

     "Independent Director" means a member of the board of directors of Publishing that is not an officer, employee or former officer or employee of Publishing or one of its Affiliates (including Hollinger Inc.) and, with respect to any transaction or series of related transactions, a member of the board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions (including for such purpose the interest of any other Person with respect to whom such director is also a director, officer or employee).

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into from time to time with one or more financial institution: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements.

     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Material Restricted Subsidiary" means each Restricted Subsidiary of Publishing which (i) for the most recent fiscal year of Publishing accounted for more than 5% of the Consolidated revenues of Publishing and its Restricted Subsidiaries or (ii) at the end of such fiscal year was the owner (beneficial or otherwise) of more than 5% of the Consolidated Assets of Publishing and its Restricted Subsidiaries, all as shown on Publishing's Consolidated financial statements for such fiscal year.

     "Maturity" when used with respect to any Debt Security means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Purchase Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

     "Media Business" means the business of the broadcast of radio or television broadcasting, cable and satellite programs (including national, regional or local radio, television, cable and satellite programs).

     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or cash equivalents including payments of principal and interest in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to Publishing or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire indebtedness where payment of such indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than Publishing or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by Publishing or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Publishing or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined and reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to Publishing or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Newspaper Business" means the business of publishing and distributing (including distributing by electronic means) newspapers, magazines and other paid or free publications having national, regional, local or targeted markets, including publications having limited or no news or editorial content such as shoppers or other "total market coverage" publications and similar publications.

     "Operating Cash Flow" means, for any period, an amount equal to the Consolidated Net Income of Publishing, the Restricted Subsidiaries and the Controlled Entities for such period, plus, to the extent deducted in calculating such Consolidated Net Income, (a) interest expense and other financing costs and expenses, (b) depreciation and amortization, (c) all taxes, whether or not deferred, applicable to such period and (d) to the extent not in excess of $8.0 million, costs and expenses associated with the Reorganization which were reflected in the Guarantor's consolidated results of operations for the year ended December 31, 1995.

     For purposes of calculating Operating Cash Flow for the four fiscal quarters most recently completed prior to any date on which an action is taken that requires a calculation of the Consolidated Cash Flow Ratio, (a) any Person that is a Restricted Subsidiary or a Controlled Entity on such date (or would become a Restricted Subsidiary or a Controlled Entity in connection with the transaction that requires the determination of such ratio) shall be deemed to have been a Restricted Subsidiary or a Controlled Entity at all times during such period, (b) any Person that is not a Restricted Subsidiary or a Controlled Entity on such date (or would cease to be a Restricted Subsidiary or a Controlled Entity in connection with the transaction that requires the determination of such ratio) shall be deemed not to have been a Restricted Subsidiary or a Controlled Entity at any time during such period and (c) if Publishing or any Restricted Subsidiary or a Controlled Entity shall have in any manner acquired or disposed of any operating business during or subsequent to such period, such calculation shall be made on a pro forma basis on the assumption that such acquisition or disposition has been completed on the first day of such period (it being understood that if such pro forma calculations have been made in accordance with Regulation S-X under the Exchange Act, such method of calculation (but not necessarily the adjustments) shall be presumed to be acceptable).

     "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.2 of the Indenture.

     "Pari Passu Guarantor Indebtedness" means any Indebtedness of any Guarantor that is pari passu in right of payment which such Guarantor's Guarantee.

     "Pari Passu Indebtedness" means any Indebtedness of Publishing that is pari passu in right of payment with the Notes.

     "Paying Agent" means any Person authorized by Publishing to pay the principal, premium, if any, or interest on any Securities on behalf of Publishing.

     "Payment Default" means any default in the payment of principal, premium, if any, interest, commitment fees, letter of credit fees, reimbursement obligations in respect of amounts owing under letters of credit or payments in respect of interest under Interest Rate Agreements, in each case, on any Designated senior Indebtedness.

     "Permitted Guarantor Junior Securities" means, so long as the effect of any exclusion employing this definition is not to cause the Securities to be treated in any case or proceeding or similar event described in clauses (a), (b) or (c) of the first paragraph of Section 14.17 of the Indenture as part of the same class of claims as the Senior Guarantor Indebtedness or any class of claims pari passu with, or senior to, the Senior Guarantor Indebtedness, for any payment of distribution, debt or equity securities of Hollinger International or any successor corporation provided for by a plan of reorganization or readjustment that are subordinated at least to the same extent that the Guarantee of Hollinger International is subordinated to the payment of all Senior Guarantor indebtedness then outstanding; provided that (1) if a new corporation results from such reorganization or readjustment, such corporation assumes any Senior guarantor Indebtedness not paid in full in cash or Cash Equivalents in connection with such reorganization or readjustment and (2) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

     "Permitted Indebtedness" means the following:

          (i) Indebtedness of Publishing under the New Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $200 million;

          (ii) guarantees by, and Liens on the property of, any Restricted Subsidiary guaranteeing or securing Publishing's Indebtedness under the New Bank Credit Facility, which guarantees or Liens are in existence on the date of the Indenture or guarantees that are otherwise permitted under "Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness;"

          (iii) Indebtedness of Publishing pursuant to the Debt Securities and Indebtedness of any Restricted Subsidiary constituting a Guarantee of the Debt Securities;

          (iv) Indebtedness of Publishing or any Restricted Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto;

          (v) Indebtedness (a) of Publishing owing to a Restricted Subsidiary or
     (b) of a Restricted Subsidiary owing to Publishing or another Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note in the form attached as an exhibit to the Indenture and, in the case of Indebtedness of Publishing owing to a Wholly Owned Restricted Subsidiary, is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of Publishing's obligations under the Notes; provided, further, that (x) any disposition, pledge or transfer of any such Indebtedness to a Person (other than (x) to Publishing or a Restricted Subsidiary or (y) a pledge of such Indebtedness to secure Indebtedness existing at such time under, and pursuant to the terms of, the New Bank Credit Facility or the AP-91 Senior Notes) will be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v) and (y) any transaction pursuant to which any Restricted Subsidiary that has Indebtedness owing to Publishing or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary will be deemed to be the incurrence of Indebtedness by Publishing or such other Restricted Subsidiary that is not permitted by this clause (v);

          (vi) obligations of Publishing or any Restricted Subsidiary pursuant to Interest Rate Agreements or Currency Agreements designed to protect Publishing or any Restricted Subsidiary against fluctuations in interest rates or currency exchange rates in respect of Indebtedness of Publishing or any of its Restricted Subsidiaries or changes in dividend rates in respect of preference shares of DTH, the notional amount of which (in the case of Interest Rate Agreements) and the notional or exchange amount of which (in the case of Currency Agreements) do not exceed the aggregate principal amount of such Indebtedness or of such preference shares of DTH, as the case may be;

          (vii) guarantees by Restricted Subsidiaries of Senior Indebtedness of Publishing otherwise permitted to be incurred in accordance with the provisions of this Limitation on Indebtedness;

          (viii) Indebtedness of Publishing or a Restricted Subsidiary incurred to finance (or refinance) a new printing plant for Chicago Sun-Times and the liabilities directly associated therewith (collectively, the "CST Printing Plant") in an aggregate amount not in excess of the lesser of (x) $75,000,000 and (y) the aggregate amount needed to finance the CST Printing Plant and associated financing costs;

          (ix) letter of credit reimbursement obligations incurred by Publishing or a Restricted Subsidiary in the ordinary course of business to support workers compensation insurance obligations to the extent that such obligations are recorded on the balance sheet of the issuer;

          (x) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in paragraphs (i), (ii), (iii), (iv) and (viii) of this definition of "Permitted Indebtedness" by Publishing or by the obligor of such Permitted Indebtedness, including any successive refinancings, so long as such refinancing does not increase the aggregate principal amount of Indebtedness represented thereby and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

          (xi) Indebtedness of FDTH owed to Hollinger International;

          (xii) Indebtedness of Publishing or any Restricted subsidiary in an aggregate principal amount at any time outstanding not to exceed $25 million; and

          (xiii) Indebtedness of Publishing or any Restricted Subsidiary in an aggregate amount at any time not to exceed $50 million in respect of purchase money obligations, provided such Indebtedness (a) is incurred within 180 days of the purchase of the relevant assets, (b) does not exceed the actual purchase price of such assets and (c) any related Liens do not extend to any assets other than those being purchased.

     "Permitted Investment" means any of the following provided that, in the case of clauses (vii), (viii) and (ix) (a) no Default or Event of Default shall have occurred and be continuing, (b) no holders of any other Indebtedness of Publishing or any Restricted Subsidiary shall have an Acceleration Right and (c) immediately before and immediately after giving effect to such Investment, on a pro forma basis, Publishing could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described above under "Limitation on Indebtedness":

          (i) Investments in any Restricted Subsidiary or Publishing or any Controlled Entity or Investments in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or a Controlled Entity or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Publishing or any Restricted Subsidiary or a Controlled Entity;

          (ii) Investments in the Debt Securities;

          (iii) Indebtedness owing to a Restricted Subsidiary described under clause (v) of the definition of "Permitted Indebtedness";

          (iv) Temporary Cash Investments;

          (v) Investments acquired by Publishing or any Subsidiary in connection with an Asset Sale permitted under "Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash consideration as permitted under such covenant;

          (vi) Investments in existence on the date of the Indenture;

          (vii) Investments in or in Persons owning Newspaper Business or Media Business assets (including Investments in Unrestricted Subsidiaries but excluding Investments in Affiliates that control Publishing) in an aggregate amount following the date of the original issuance of the Debt Securities not in excess of 25% of the aggregate cumulative cash dividends or distributions received by Publishing and its Restricted Subsidiaries from any of Publishing's Unrestricted Subsidiaries received during the period (treated as a single accounting period) after the date of original issuance of the Debt Securities and prior to the date of the Permitted Investment; provided, however, that for purposes of this clause, cash dividends or distributions shall not include the Southam Dividend Amount or any cash dividends or distributions received by Publishing or any Restricted Subsidiary in accordance with paragraph (b)(vii) of the "Limitation on Restricted Payments" covenant;

          (viii) Investments by Publishing or a Restricted Subsidiary not exceeding $200,000,000 in the aggregate in additional ordinary shares of The Telegraph plc; and

          (ix) in addition to the Investments described in clauses (i) through
     (viii) of this definition of "Permitted Investments," Investments in any Restricted Subsidiary, Unrestricted Subsidiary or in any joint venture or other entity in an amount not to exceed $10,000,000 in the aggregate since the date of the Indenture.

     "Permitted Junior Securities" means, so long as the effect of any exclusion employing this definition is not to cause the Debt Securities to be treated in any case or proceeding or similar event described in clauses (a), (b) or (c) of the first paragraph of Section 12.02 of the Indenture as part of the same class of claims as the Senior Indebtedness or any class of claims pari passu with, or senior to, the Senior Indebtedness, for any payment or distribution, debt or equity securities of Publishing or any successor corporation provided for by a plan of reorganization or readjustment that are subordinated at least to the same extent that the Debt Securities are subordinated to the payment of all Senior Indebtedness then outstanding; provided that (1) if a new corporation results from such reorganization or readjustment, such corporation assumes any senior Indebtedness not paid in full in cash or Cash Equivalents in connection with such reorganization or readjustment and (2) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

     "Permitted Real Estate Sale" means any Asset Sale not involving an Affiliate of Publishing consisting of the sale of any printing or distribution facility (including the associated real property and the improvements and fixtures forming a part thereof) (other than the CST Real Estate) formerly used by Publishing or a Restricted Subsidiary in the production of newspapers and related publications (or acquired by one of them as part of the acquisition of a Newspaper Business whether or not used by Publishing) and that after such Asset Sale will not be used for the production of any newspaper or related publication of Publishing or a Restricted Subsidiary, provided that the aggregate value (as determined by the Board of Directors of Publishing) of all such Asset Sales completed within any twelve month period shall not exceed $5,000,000 (it being understood that this definition does not include, among other things, any Asset Sale consisting of the sale of any printing or distribution facility in connection with the sale by Publishing or any Restricted Subsidiary of any Newspaper Business).

     "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "Publishing Credit Facility" means the credit agreement dated as of May 30, 1996, among Publishing, the financial institutions party thereto and The Toronto-Dominion Bank, as issuing bank and the Agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructuring, replacements, supplementations or other modifications of the foregoing that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder).

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Rating Agency" means Standard & Poor's Corporation and its successors ("S&P"), and Moody's Investors Service, Inc. and its successors ("Moody's"), or if S&P and Moody's or both shall not make a rating of the Debt Securities publicly available, a nationally recognized United States statistical rating agency or agencies, substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" is defined in the Indenture as each major rating category symbolized by (a) in the case of S&P, AAA, AA, A, BBB, BB, B, CCC, CC and C and each such Rating Category shall include pluses or minuses ("gradations") modifying such capital letters; and (b) in the case of Moody's, Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C and each such Rating Category shall include added numerals such as 1, 2 or 3 ("gradations") modifying such letters.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Debt Securities or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof. Notwithstanding the foregoing Capital Stock shall not be deemed to be Redeemable Capital Stock so long as the holder and issuer have agreed in writing that the holder shall have no right to require the issuer to redeem such Capital Stock prior to the Stated Maturity of the principal of the Debt Securities.

     "Restricted Subsidiary" means, initially, each Subsidiary of Publishing existing on the date of the Indenture, other than DTH and its Subsidiaries, and any other Subsidiary designated from time to time by the Board of Directors of Publishing as a "Restricted Subsidiary" in accordance with the "Restricted Subsidiaries" covenant of the Indenture.

     "Restricted Subsidiary Guarantor" means each Subsidiary of Publishing that is required to issue a Guarantee of the Debt Securities under the terms of the Indenture.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Shares" means the Series A Redeemable Convertible Preferred Stock of the Guarantor, as in effect on the date of the Indenture.

     "Services Agreement" means the Services Agreement dated as of February 7, 1996, as amended in connection with the Debt Securities Offering, among the Guarantor, Publishing and Hollinger Inc., and as the same may be further amended in accordance with the terms of the Indenture.

     "Southam Dividend Amount" means the lesser of (x) the aggregate amount paid or payable by the Guarantor since the date of original issuance of the Debt Securities in respect of regularly scheduled periodic dividends on the Series A Preferred and (y) the aggregate amount of the Southam Interests Dividends received by Publishing since the date of original issuance of the Debt Securities on account of its ownership interest (whether direct or indirect) in Southam.

     "Southam Interests" means the aggregate of (i) 7,145,000 Southam common shares, being one-half the shares held by HTH (in which Publishing holds a 50% indirect common equity interest) and (ii) 250,000 Southam common shares held by FDTH (in which Publishing holds a 100% indirect common equity interest); provided, however, that if Southam shall pay a dividend, or make a distribution, on its common shares in the form of capital stock of the same or another corporation, or subdivide its outstanding common shares into a greater number of common shares, or combine its outstanding common shares into a smaller number of common shares, or effect a reorganization or reclassification of its capital stock, or amalgamate, enter into an arrangement or consolidation or merge with or into another entity (other than an amalgamation, arrangement, consolidation or merger which does not result in a reclassification or change of the outstanding common shares of Southam), the "Southam Interests" shall thereafter include any securities distributed with respect to any such shares or into which any such shares shall be converted, changed or reclassified or for which any such shares shall be exchanged.

     "Southam Interests Dividend" means a dividend or other distribution paid on or with respect to the Southam Interests on or prior to the earlier of (i) the redemption date for the redemption of all the Series A Preferred Shares outstanding as of such redemption date or (ii) the date of final distribution to the holders of the Series A Preferred Shares of the full preferential amount provided under the terms thereof; provided, however, that the term "Southam Interests Dividend" does not mean or include (x) any part of any dividend or distribution that is payable otherwise than in cash or that constitutes an Extraordinary Cash Dividend as applied to the Southam Interests, or (y) any dividend or distribution on or with respect to the 250,000 Southam common shares of which a subsidiary of Telegraph is the direct owner or the 7,145,000 Southam common shares which constitute the balance of the Southam common shares held by HTH in which Telegraph has a 50% indirect equity interest.

     "Stated Maturity," when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of Publishing subordinated in right of payment to the Notes.

     "Subsidiary Indebtedness" means the Indebtedness of any Restricted Subsidiary.

     "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by Publishing or by one or more Subsidiaries, or by Publishing and one or more other Subsidiaries.

     "Tax Sharing Agreement" means an agreement providing for the payment of amounts in lieu of income taxes among Publishing and other companies with which it forms a single consolidated tax group.

     "Telegraph Option Shares" means an aggregate of 7,000,000 ordinary shares of The Telegraph acquired by the Guarantor on October 20, 1995, and subsequently transferred to Publishing.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, the Trustee or a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Restricted Subsidiary of Publishing) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iv) any money market deposit accounts issued or offered by the Trustee or a domestic commercial bank having capital and surplus in excess of $500,000,000.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary, including any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the "Restricted Subsidiaries" covenant of the Indenture; provided, however, that a Person may not be designated as an Unrestricted Subsidiary unless (i) the creditors of such Person have no direct or indirect recourse (including, but not limited to, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to Publishing or a Restricted Subsidiary and (ii) a default by such Person on any of its Indebtedness will not result in, or permit any holder of Indebtedness of Publishing or a Restricted Subsidiary to declare, a default on such Indebtedness of Publishing or a Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity. Any subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the outstanding Capital Stock (other than directors' qualifying shares) of which are owned by Publishing or another Wholly Owned Restricted Subsidiary.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement. Securities offered pursuant to a particular Prospectus supplement are referred to herein as "Offered Securities."

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the Securities offered hereby will be passed upon for any underwriter, dealer or agent by its legal counsel.

                                    EXPERTS

     The consolidated financial statements of Hollinger International Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy, information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxies, information statements and other information may be found on the Commission's site address, http://www.sec.gov. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     2. the Company's Proxy Statement for the Annual Meeting of Stockholders held May 28, 1996;

     3. the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

     4. the Company's Current Reports on Form 8-K dated February 7, 1996, April 24, 1996 and August 7, 1996; and

     5. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and any Prospectus Supplement and prior to the termination of the offering made by this Prospectus and any Prospectus Supplement shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus and any Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus and any Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611, Attention: Secretary, telephone number (312) 321-2299.

================================================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
The Company............................    3
Risk Factors...........................    5
Use of Proceeds........................   12
Ratio of Earnings to Fixed Charges.....   12
Description of the Debt Securities.....   13
Plan of Distribution...................   45
Legal Matters..........................   46
Experts................................   46
Available Information..................   46
Incorporation of Certain Documents by
  Reference............................   47

================================================================================


================================================================================

                    HOLLINGER INTERNATIONAL PUBLISHING INC.

                                   SECURITIES

                         UNCONDITIONALLY GUARANTEED BY

                                      LOGO

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------
                                         ,

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Company in connection with the distribution of the securities being registered are as follows:

          Securities and Exchange Commission filing fee..................   $151,516
          NYSE Listing fee...............................................          *
          Accounting fees and expenses...................................          *
          Legal fees and expenses........................................          *
          Printing.......................................................          *
          Transfer agent's fees..........................................          *
          Blue sky fees and expenses (including counsel fees)............          *
          Miscellaneous expenses.........................................          *
                                                                            --------
            Total........................................................          *
                                                                            ========

---------

* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director, with certain limited exceptions.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication or liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

     The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

     The Company maintains a policy of liability insurance which insures its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

     The form of Underwriting Agreement included as Exhibit 1.01 provides for indemnifying the Company and certain controlling persons under certain circumstances, including indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following exhibits are filed as part of this registration statement:

EXHIBIT                                                                     PRIOR FILING OR
NUMBER                             DESCRIPTION                          SEQUENTIAL PAGE NUMBER
-------                            -----------                          ----------------------
   1.01      Form of Underwriting Agreement between the Company and
             the Underwriter(s) with respect to Debt Securities or
             Convertible Securities*
   4.01      Form of Debt Securities Indenture, dated as of
                       ,
             between the Company and           , as Trustee*
   4.04      Specimen certificate evidencing Class A Common Stock      Incorporated by reference
                                                                       to Exhibit 4.1 to
                                                                       Registration Statement on
                                                                       Form S-1 (No. 33-74980)
   5.01      Opinion of Kirkpatrick & Lockhart LLP*
  12.01      Computation of Ratio of Earnings to Fixed Charges*
  23.01      Consent of Kirkpatrick & Lockhart LLP (included in
             Exhibit 5.01)*
  23.02      Consent of KPMG Peat Marwick LLP
  24.01      Powers of Attorney (included on signature page)
  25.01      Statement of Eligibility under the Trust Indenture Act
             of 1939, as amended, of           , as Trustee under
             the Debt Securities Indenture*

---------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registration pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of trustees to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Securities Act.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 29, 1996.

                                            HOLLINGER INTERNATIONAL
                                            PUBLISHING INC.

                                            HOLLINGER INTERNATIONAL INC.

                                            By: /s/ CONRAD M. BLACK
                                               ------------------------------
                                                   Conrad M. Black,
                                                Chairman of the Board
                                                  and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth L. Serota and J. David Dodd, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                TITLE                            DATE
          ---------                                -----                            ----
      /s/ CONRAD M. BLACK        Chairman of the Board, Chief Executive       November 29, 1996
------------------------------   Officer and Director (Principal Executive
         Conrad M. Black         Officer)

      /s/ F. DAVID RADLER        President, Chief Operating Officer and       November 29, 1996
------------------------------   Director
         F. David Radler

      /s/ J. A. BOULTBEE         Vice President and Chief Financial           November 29, 1996
------------------------------   Officer (Principal Financial Officer)
          J. A. Boultbee

   /s/ FREDERICK A. CREASEY      Group Corporate Controller (Principal        November 29, 1996
------------------------------   Accounting Officer)
       Frederick A. Creasey

    /s/ BARBARA AMIEL BLACK      Director                                     November 29, 1996
------------------------------
       Barbara Amiel Black

     /s/ DWAYNE O. ANDREAS       Director                                     November 29, 1996
------------------------------
        Dwayne O. Andreas

       /s/ RICHARD BURT          Director                                     November 29, 1996
------------------------------
           Richard Burt

                                 Director                                                , 1996
------------------------------
       Raymond G. Chambers

          SIGNATURE                                TITLE                            DATE
          ---------                                -----                            ----
     /s/ DANIEL W. COLSON        Director                                     November 29, 1996
------------------------------
         Daniel W. Colson

    /s/ HENRY A. KISSINGER       Director                                     November 29, 1996
------------------------------
        Henry A. Kissinger

    /s/ MARIE-JOSEE KRAVIS       Director                                     November 29, 1996
------------------------------
        Marie-Josee Kravis

       /s/ SHMUEL MEITAR         Director                                     November 29, 1996
------------------------------
          Shmuel Meitar

                                 Director                                                , 1996
------------------------------
         Richard N. Perle

     /s/ ROBERT S. STRAUSS       Director                                     November 29, 1996
------------------------------
        Robert S. Strauss

      /s/ ALFRED TAUBMAN         Director                                     November 29, 1996
------------------------------
          Alfred Taubman

     /s/ JAMES R. THOMPSON       Director                                     November 29, 1996
------------------------------
        James R. Thompson

      /s/ LORD WEIDENFELD        Director                                     November 29, 1996
------------------------------
         Lord Weidenfeld

     /s/ LESLIE H. WEXNER        Director                                     November 29, 1996
------------------------------
         Leslie H. Wexner

                                 EXHIBIT INDEX

EXHIBIT                                                                     PRIOR FILING OR
  NO.                              DESCRIPTION                          SEQUENTIAL PAGE NUMBER
-------                            -----------                          ----------------------
   1.01      Form of Underwriting Agreement between the Company and
             the Underwriter(s) with respect to Debt Securities or
             Convertible Securities*
   4.01      Form of Debt Securities Indenture, dated as of
                       ,
             between the Company and           , as Trustee*
   4.04      Specimen certificate evidencing Class A Common Stock      Incorporated by reference
                                                                       to Exhibit 4.1 to
                                                                       Registration Statement on
                                                                       Form S-1 (No. 33-74980)
   5.01      Opinion of Kirkpatrick & Lockhart LLP*
  12.01      Computation of Ratio of Earnings to Fixed Charges*
  23.01      Consent of Kirkpatrick & Lockhart LLP (included in
             Exhibit 5.01)*
  23.02      Consent of KPMG Peat Marwick LLP
  24.01      Powers of Attorney (included on signature page)
  25.01      Statement of Eligibility under the Trust Indenture Act
             of 1939, as amended, of           , as Trustee under
             the Debt Securities Indenture*

---------

* To be filed by amendment.